UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

JAISON PHYTOCHEM, INC.
(Exact name of Registrant as specified in its charter)

Wyoming	112910	00-000000
(State or Other Jurisdiction of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

No.1 Kaki Bukit Avenue 3, #09-11, KB-1

Singapore 416087

Telephone: +65 6841 0120

Email: jacksaa@jaisonphytochem.com

 (Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

Please send copies of all correspondence to:

V FINANCIAL GROUP, INC.

TELEPHONE: 774-250-2456

Email: jeff@vfinancialgroup.com

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Approximate date of proposed sale to the public: As soon as practicable and from time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box, and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large, accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large, accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large, accelerated filer ☐ Accelerated filer ☐

Non-accelerated filer ☐ Smaller reporting company ☒

(Do not check if a smaller reporting company) Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)

Common Stock, $0.01 par value	56,623,000	$0.50	$28,311,500	$3,088.78

(1)	The offering price has been arbitrarily determined by the Company and bears no relationship to assets, earnings, or any other valuation criteria. No assurance can be given that the shares offered hereby will have a market value or that they may be sold at this, or at any price.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY OUR EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

SUBJECT TO COMPLETION, DATED _________________

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. THERE IS NO MINIMUM PURCHASE REQUIREMENT FOR THE OFFERING TO PROCEED.

PRELIMINARY PROSPECTUS

JAISON PHYTOCHEM, INC

56,623,000 SHARES OF COMMON STOCK

$0.01 PAR VALUE PER SHARE

Prior to this Offering, no public market has existed for the common stock of Jaison Phytochem, Inc. Upon completion of this Offering, we will attempt to have our shares quoted on the OTC Pink tier operated by the OTC Markets Group, Inc. There is no assurance that the Shares will ever be quoted on the OTC Pink.  To be quoted on the OTC Pink, a market maker must apply to make a market in our common stock.  As of the date of this Prospectus, we have not made any arrangement with any market makers to quote our shares.

In this public offering we, “Jaison Phytochem, Inc” are offering 50,000,000 shares of our common stock and our selling shareholders are offering 6,623,000 shares of our common stock. We will not receive any of the proceeds from the sale of shares by the selling shareholders. The offering is being made on a self-underwritten, “best efforts” basis.  There is no minimum number of shares required to be purchased by each investor. The shares offered by the Company will be sold on our behalf by our Chief Executive Officer, Mr. Jacksaa Tan. Mr. Tan is deemed to be an underwriter of this offering. The selling shareholders are also deemed to be underwriters of this offering. There is uncertainty that we will be able to sell any of the 50,000,000 shares being offered herein by the Company. Mr. Tan will not receive any commissions or proceeds for selling the shares on our behalf.  All of the shares being registered for sale by the Company will be sold at a fixed price of $0.50 per share for the duration of the Offering. Additionally, all of the shares offered by the selling shareholders will be sold at a fixed price of $0.50 for the duration of the Offering. Assuming all of the 50,000,000 shares being offered by the Company are sold, the Company will receive $25,000,000 in net proceeds. Assuming 37,500,000 shares (75%) being offered by the Company are sold, the Company will receive $18,750,000 in net proceeds. Assuming 25,000,000 shares (50%) being offered by the Company are sold, the Company will receive $12,500,000 in net proceeds. Assuming 12,500,000 shares (25%) being offered by the Company are sold, the Company will receive $6,250,000 in net proceeds. There is no minimum amount we are required to raise from the shares being offered by the Company and any funds received will be immediately available to us. There is no guarantee that we will sell any of the securities being offered in this offering. Additionally, there is no guarantee that this Offering will successfully raise enough funds to institute our Company's business plan. Additionally, there is no guarantee that a public market will ever develop and you may be unable to sell your shares.

This primary offering will terminate upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) 365 days from the effective date of this Prospectus, unless extended by our directors for an additional 90 days. However, we may, at any time and for any reason, terminate the offering.

The Company estimates the costs of this offering at about $62,000. All expenses incurred in this offering are being paid for by the Company. For the duration of the offering any and all sellers of the shares being registered herein agree to provide this prospectus to potential investors in its entirety.

The proceeds from the sale of the securities sold on behalf of the Company will be placed directly into the Company’s account; any investor who purchases shares will have no assurance that any monies, beside their own, will be subscribed to the prospectus. All proceeds from the sale of the securities are non-refundable, except as may be required by applicable laws.

The Company qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, which became law in April 2012 and will be subject to reduced public company reporting requirements.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.  YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD THE COMPLETE LOSS OF YOUR INVESTMENT.  PLEASE REFER TO ‘RISK FACTORS’ BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this Prospectus and the information we have referred you to. We have not authorized any person to provide you with any information about this Offering, the Company, or the shares of our Common Stock offered hereby that is different from the information included in this Prospectus. If anyone provides you with different information, you should not rely on it.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

You should rely only on the information contained in this prospectus or contained in any free writing prospectus filed with the Securities and Exchange Commission. We have not authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the Securities and Exchange Commission. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

Through September 30, 2022 all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

  The date of this prospectus is ___________________.

PROSPECTUS SUMMARY

In this Prospectus, ''Jaison Phytochem,'' the "Company,'' ''we,'' ''us,'' and ''our,'' refer to Jaison Phytochem, Inc., unless the context otherwise requires. Unless otherwise indicated, the term ''fiscal year'' refers to our fiscal year ending December 31st. Unless otherwise indicated, the term ''common stock'' refers to shares of the Company's common stock.

This Prospectus, and any supplement to this Prospectus include “forward-looking statements”. To the extent that the information presented in this Prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes”. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the “Risk Factors” section and the “Management’s Discussion and Analysis of Financial Position and Results of Operations” section in this Prospectus.

This summary only highlights selected information contained in greater detail elsewhere in this Prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire Prospectus, including “Risk Factors” beginning on Page 4, and the financial statements, before making an investment decision.

The Company

We were incorporated in the state of Wyoming on June 17, 2019. In January of 2020 we began material operations, the manufacturing and sale of honey straws, which is disclosed in more detail below.

On June 17, 2019, Mr. Jacksaa Tan was appointed as Chairman, President, Chief Executive Officer and a member of our Board of Directors.

On June 17, 2019, Ms. Hui Eng Ling was appointed as Secretary, Treasurer, Chief Financial Officer and a member of our Board of Directors.

On June 19, 2019, the Company issued 750,000 shares of restricted common stock, each at par value of $0.01 per share, to Mr. Jacksaa Tan for initial working capital of $7,500.

On June 19, 2019, the Company issued 250,000 shares of restricted common stock, each at par value of $0.01 per share, to Ms. Hui Eng Ling for initial working capital of $2,500.

On or about January 3, 2020, we procured approximately 1.2 million dollars in physical assets from Superbee Network Singapore Pte Ltd, a Singapore Company ("Superbee"). The aforementioned assets were paid for in their entirety by our directors. The physical assets acquired were comprised predominantly of office equipment, furniture, and manufacturing equipment. Of the aforementioned assets acquired, the most expensive, valued at approximately 1 million USD, were 400 machines used for the packaging and sealing of honey straws. Honey straws are small plastic receptacle tubes filled with honey.

On January 3, 2020 we entered into an “Industrial Design License Agreement” with Superbee, whereas Superbee licensed to us the legal rights to use their design and packaging of plastic honey straws, that are used to house honey for future consumption directly from the packaging container. Pursuant to this agreement, we paid a one time fee of $1,080,000 to Superbee and agreed to pay a yearly royalty to Superbee depending on our gross sales. The annual royalty to be paid to Superbee is based upon 20% of our gross sales, with regard to the amount of our gross sales exceeding $6,000,000 per annum in United States dollars. If we generate $6,000,000 or less in gross sales per annum there is no royalty fee due to Superbee for that annual period. The aforementioned industrial Design License Agreement covers the registered design and packaging of honey in straw shape that may be offered within the EU, Hong Kong and Malaysia where the novelty representation/features of the design(s) for which novelty is claimed are the shape, configuration, pattern, ornamentation and/or the combination thereof.

Superbee Network Singapore Pte Ltd is the patent holder in Singapore for the design and manufacturing rights of our honey sealing machine that we use to package our honey into ‘honey straws’. On May 25, 2020, we entered into a Patent License Agreement with Superbee whereas they licensed us the rights to their pending patent on the design and manufacturing of the honey sealing machine so that we may create, and resell, such machines for our own benefit. In consideration of the Patent License Agreement we paid Superbee a one time fee of $25,000,000. Pursuant to the aforementioned agreement, we are obligated to pay Superbee an annual royalty fee of 25% of our gross sales for any amount over $2,500,000, that we generate as a result of the revenue from the sale(s) of such machines. Machines we may create for our own use, from this licensing agreement, are not subject to any royalty provisions and are not factored into our gross revenues in any capacity as it relates to this agreement, unless they are subsequently resold.

At this time, we operate as a US legal entity in Singapore and we share the same business address as Superbee Network Singapore Pte Ltd. Superbee leases us our office/ factory space pursuant to a 3-year tenancy agreement at a monthly cost of $3,000 per month with the first year rent free. We entered into this agreement for tenancy with Superbee on January 1, 2020.

We currently have two employees, comprised of our officers and directors. We rely entirely on staffing provided by Superbee to manufacture, package, and sell the honey straws we currently offer throughout Asia. From time to time we also rely on Superbee to collect payments on our behalf, and to prepay or cover any associated operating expenses we may incur. Superbee no longer manufactures or resells honey straws for their own benefit, however it has a long history and experience within the industry. Superbee has shared with us their contacts, distribution channels, and honey suppliers, which we believe will continue to prove beneficial moving forward as we continue to offer honey straws throughout Asia. Currently, we sell our products within 10 countries worldwide.

Our officers and directors, Jacksaa Tan and Hui Eng Ling are also directors of Superbee Network Singapore Pte Ltd. Together they collectively control approximately 99% of Superbee.

From March 30, 2020 to March 31, 2020, the company issued 6,550,000 shares of restricted common stock, at a price of $0.05 per share, to 35 shareholders for $327,500 of working capital.

On December 30, 2020, the Company amended its Corporate Charter to increase the Company’s authorized shares of common stock from 1,500,000,000 to 3,000,000,000. Despite the amendment being adopted and deemed effective on December 30, 2020, the filing of the Certificate of Amendment was not filed with the Wyoming Secretary of State until January 28, 2021.

On December 30, 2020, the Company issued 2,012,465,400 shares of restricted common stock to Mr. Jacksaa Tan, each at par value of $0.01 per share, to redeem a debt of $20,124,654 owed to Mr. Jacksaa Tan.

On December 30, 2020, the Company issued 670,821,800 shares of restricted common stock to Ms. Hui Eng Ling, each with a par value of $0.01 per share, to redeem a debt of $6,708,218 owed to Ms. Hui Eng Ling.

On May 17, 2021, the company issued 73,000 additional shares of restricted common stock, at a price of $0.05 per share, to 16 of 35 individuals from the March 2020 sales of common stock. These individuals provided the Company $3,650 in additional working capital.

In regards to all of the above transactions we claim an exemption from registration afforded by Regulation S of the Securities Act of 1933, as amended ("Regulation S") for the above sales of the stock since the sales of the stock were made to non-U.S. persons (as defined under Rule 902 section (k)(2)(i) of Regulation S), pursuant to offshore transactions, and no directed selling efforts were made in the United States by the issuer, a distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing.

We believe we need to raise $25,000,000 to execute our business plan over the next 24 months. Within the next 24 months we seek to move our business to a larger factory with more potential for growth. We believe we need the funds from this offering to cover increase projected operating expenses associated with a larger factory and increased production of the honey straws we offer. The funds raised in this offering, even assuming we sell all the shares being offered, may be insufficient to carry out our intended business operations.

Our Offering

We have authorized capital stock consisting of 3,000,000,000 shares of common stock, $0.01 par value per share (“Common Stock”) We have 2,690,910,200 shares of Common Stock issued and outstanding with 309,089,800 shares unissued. Through this offering we will register a total of 56,623,000 shares of common stock. These shares represent 50,000,000 additional shares of common stock to be issued by us and 6,623,000 shares of common stock to be offered by our selling stockholders. We may endeavor to sell all 50,000,000 shares of common stock after this registration statement becomes effective. Upon effectiveness of this Registration Statement, the selling stockholders may also sell their own shares. The price at which we, the company, offer these shares is at a fixed price of $0.50 per share for the duration of the offering. The selling stockholders will also sell their shares at a fixed price of $0.50 for the duration of the offering. There is no arrangement to address the possible effect of the offering on the price of the stock. We will receive all proceeds from the sale of our common stock but we will not receive any proceeds from the selling stockholders.

*The primary offering on behalf of the Company is separate from the secondary offering of the selling stockholders in that the proceeds from the shares of stock sold by the selling stockholder’s will go directly to them, not the Company. The same idea applies if the Company approaches or is approached by investors who then subsequently decide to invest with the Company. Those proceeds would then go to the Company. Whomever the investors decide to purchase the shares from will be the beneficiary of the proceeds. None of the proceeds from the selling stockholder’s will be utilized or given to the Company.

*We will notify investors by filing a post-effective amendment to our registration statement that will be available for public viewing on the SEC Edgar Database of any such extension of the offering.

Securities being offered by the Company

50,000,000 shares of common stock, at a fixed price of $0.50 offered by us in a direct offering. Our offering will terminate upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) 365 days from the effective date of this prospectus unless extended by our Board of Directors for an additional 90 days. We may however, at any time and for any reason terminate the offering.

Securities being offered by the Selling Stockholders	6,623,000 shares of common stock, at a fixed price of $0.50 offered by selling stockholders in a resale offering. As previously mentioned this fixed price applies at all times for the duration of the offering. The offering will terminate upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) 365 days from the effective date of this prospectus, unless extended by our Board of Directors for an additional 90 days. We may however, at any time and for any reason terminate the offering.

Offering price per share	We and the selling shareholders will sell the shares at a fixed price per share of $0.50 for the duration of this Offering.

Number of shares of common stock outstanding before the offering of common stock	2,690,910,200 common shares are currently issued and outstanding.

Number of shares of common stock outstanding after the offering of common stock	2,740,910,200 common shares will be issued and outstanding if we sell all of the shares we are offering herein.

The minimum number of shares to be sold in this offering	None.

Market for the common shares	There is no public market for the common shares. The price per share is $0.50.

We may not be able to meet the requirement for a public listing or quotation of our common stock. Furthermore, even if our common stock is quoted or granted listing, a market for the common shares may not develop.

The offering price for the shares will remain at $0.50 per share for the duration of the offering.

Use of Proceeds

We intend to use the  gross  proceeds  to us to, amongst other things, fund daily operating expenses, hire and pay additional staff, lease a new larger production factory, have additional machinery constructed for our production of honey straws, advertising and marketing  expenses, and fees and expenses related to this offering.

Termination of the Offering	This offering will terminate upon the earlier to occur of (i) 365 days after this registration statement becomes effective with the Securities and Exchange Commission, or (ii) the date on which all 56,623,000 shares registered hereunder have been sold. We may, at our discretion, extend the offering for an additional 90 days. At any time and for any reason we may also terminate the offering.

Terms of the Offering	Our Chief Executive Officer, Mr. Jacksaa Tan will sell the 50,000,000 shares of common stock on behalf of the company, upon effectiveness of this registration statement, on a best efforts basis.
Subscriptions:	All subscriptions once accepted by us are irrevocable.
Registration Costs	We estimate our total offering registration costs to be approximately $62,000.
Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

You should rely only upon the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. We are offering to sell common stock and seeking offers to common stock only in jurisdictions where offers and sales are permitted.

RISK FACTORS

Please consider the following risk factors and other information in this prospectus relating to our business before deciding to invest in our common stock.

This offering and any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

We consider the following to be the material risks for an investor regarding this offering. Our company should be viewed as a high-risk investment and speculative in nature. An investment in our common stock may result in a complete loss of the invested amount.

An investment in our common stock is highly speculative, and should only be made by persons who can afford to lose their entire investment in us. You should carefully consider the following risk factors and other information in this report before deciding to become a holder of our common stock. If any of the following risks actually occur, our business and financial results could be negatively affected to a significant extent.

Risks Relating to Our Company and Our Industry

Our business expansion may lead to unsteady revenues.

We currently offer only one product, honey straws. We plan to further develop additional distribution channels to EU countries over the next 24 months, which will involve development costs and may cause variability, unsteady revenues and higher expenses. It is difficult to accurately forecast revenues and operating results which could fluctuate in the future due to a number of factors, including the following:

·	Our ability to raise sufficient capital to take advantage of opportunities and generate sufficient revenues to cover expenses, including additional distribution costs.
·	Our ability to manage our capital and liquidity requirements based on changing market conditions generally.
·	The amount and timing of operating and other costs and expenses.
·	The nature and extent of competition from other companies that may reduce market share and create pressure on pricing and investment return expectations.
·	Adverse changes in the national and regional economies in which we will participate, including, but not limited to, changes in our performance, capital availability, and market demand.
·	Changes in laws, regulations, accounting, taxation, and other requirements affecting our operations and business.

Should any such developments occur, our results of operations may be negatively impacted.

Our revenues will decline during the summer and winter (months in which school is not in session).

At least 90% of our revenues are derived from our distributors’ sales to schools. Accordingly, during the summer and winter months when students do not attend school, our revenues may be adversely impacted by the decreased demand for the honey straws we offer to our distributors that sell to schools.

We expect our quarterly financial results to fluctuate.

We expect our net sales and operating results to vary significantly from quarter to quarter due to a number of factors, including changes in:

·	Demand for honey straws.
·	Our ability to obtain and retain existing customers or encourage repeat purchases.
·	Our ability to manage our product inventory.
·	General economic conditions, both domestically and in foreign markets.
·	Advertising and other marketing costs; and
·	Costs of creating and expanding distribution channel to new territories.

As a result of the variability of these and other factors, our operating results in future quarters may be below the expectations of our stockholders.

If we fail to establish and maintain an effective system of internal control, we may be unable to report our financial results accurately or to prevent fraud; any ability to report and file our financial results accurately and timely could harm our reputation and adversely impact the future trading price of our common stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. As a result, our small size and any current internal control deficiencies may adversely affect our financial condition, results of operation and access to capital. Although we have established written policies and procedures for accounting and financial reporting with respect to the requirements and application of US GAAP and SEC disclosure requirements, such requirements and application policies may change, and the learning curve may render us having a lack of formal process and timeline for closing the books and records at the end of each reporting period and such weaknesses restrict our ability to timely gather, analyze and report information relative to the financial statements. Our management is composed of a small number of individuals resulting in a situation where limitations on segregation of duties exist. In order to remedy this situation, we would need to hire additional staff and this will impact the bottom line of our earnings.

Our business has posted net operating losses since our inception in mid-2019.

We incurred losses of $646,640 for the year ended December 31, 2020. We have incurred losses of $1,183,063 from inception through June 30, 2021. We may require additional capital for further development of our business operations and may be able to generate those additional capital, we may also encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may increase our capital needs and/or cause us to spend our cash resources faster than we expect. Accordingly, we will need to obtain substantial additional funding in order to continue our safe expansion, and buffer for uncertainties surrounding our ability to fund our expansion plan.

Since our inception, we have financed our operations primarily through the sale of our Common Stock. As of June 2021, we had approximately $580,723 in cash. To execute on our business plan successfully, we may need to raise additional money in the future. Additional financing may not be available on favorable terms, or at all. The exact amount of funds raised, if any, will determine how quickly we can reach profitability, if ever, on our operations.

There are no assurances that future funding will be available on favorable terms, or at all. If additional funding is not obtained, we may need to reduce, defer or cancel product development efforts, our production and marketing operations, or overhead expenditures to the extent necessary. The failure to fund our operating and capital requirements could have a material adverse effect on our business, financial condition and results of operations.

At present, our operations are entirely dependent upon our relationship with Superbee Network Singapore Pte Ltd, a Singapore Company.

On January 3, 2020 we entered into an “Industrial Design License Agreement” with Superbee, whereas Superbee licensed to us the legal rights to use their design and packaging of plastic honey straws, that are used to house honey for future consumption directly from the packaging container. Superbee Network Singapore Pte Ltd is the patent holder in Singapore for the design and manufacturing rights of our honey sealing machine that we use to package our honey into ‘honey straws’. On May 25, 2020, we entered into a Patent License Agreement with Superbee whereas they licensed us the rights to their pending patent on the design and manufacturing of the honey sealing machine so that we may create, and resell such machines for our own benefit.

We currently only have two employees, of which are our officers and directors. We rely entirely on staffing provided by Superbee to manufacturer, package, and sell our honey straws we currently offer throughout Asia. From time to time we also rely on Superbee to collect payments on our behalf, and to prepay or cover any associated operating expenses we may incur. Superbee no longer manufactures or resells honey straws for their own benefit, however it has a long history and experience within the industry. Superbee has shared with us their contacts, distribution channels, and honey suppliers which we believe will continue to prove beneficial moving forward as we continue to offer honey straws throughout Asia. Currently, we sell our products within 10 countries worldwide.

In the unlikely event, due to shared management, that our relationship with Superbee deteriorates, then we would need to restructure the entirety of our business plan, which could include, but would not strictly be limited to, the need to expend significant effort to hire additional employees to work directly on the company’s behalf.

We will be subject to the reporting requirements of U.S. federal securities laws, which can be expensive.

We will be subject to the information and reporting requirements of the Exchange Act and other federal securities laws, including compliance with the Sarbanes-Oxley Act. The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited financial statements to stockholders will cause our expenses to be higher than they would be if we had remained privately held. In addition, it may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We estimate that should the S-1 declared effective by the SEC and we come subject to SEC reporting requirements, our costs for these reporting obligations, including auditor related costs, for 12 months will cost us at least $50,000. We may need to hire additional financial reporting, internal controls and other finance personnel in order to develop and implement appropriate internal controls and reporting procedures.

We may incur significant costs and require significant management resources to evaluate our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act, and any failure to comply or any adverse result from such evaluation may have an adverse effect on our stock price.

As a smaller reporting company, as defined in Rule 12b-2 under the Exchange Act, we will be required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”) and to include an internal control report beginning with the Annual Report on Form 10-K. This report must include management’s assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year. This report must also include disclosure of any material weaknesses in internal control over financial reporting that we have identified. Failure to comply, or any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have an adverse effect on the trading price of our equity securities.

Our failure to appropriately and timely respond to changing consumer preferences and demand for new products and services could significantly harm our customer relationships and have a material adverse effect on our business, financial condition and results of operations.

Our business is subject to changing consumer trends and preferences. Our failure to accurately predict or react to these trends could negatively impact consumer opinion of us as a source for the latest products, which in turn could harm our customer relationships and cause us to lose market share. The success of our product offerings depends upon a number of factors, including our ability to:

•	Anticipate customer needs.
•	Innovate and develop new products.
•	Successfully introduce new products in a timely manner.
•	Price our products competitively with retail and online competitors.
•	Deliver our products in sufficient volumes and in a timely manner; and
•	Differentiate our product offerings from those of our competitors.

If we do not introduce new products or make enhancements to meet the changing needs of our customers in a timely manner, our products could be rendered obsolete, which could have a material adverse effect on our financial condition and results of operations.

We face substantial risk of product liability claims and potential adverse product publicity.

Like any other retailer, distributor or manufacturer of products that are designed to be ingested, we face an inherent risk of exposure to product liability claims, regulatory action and litigation if our products are alleged to have caused loss or injury. In the event we do not have adequate insurance or contractual indemnification, product liability claims could have a material adverse effect on us. The successful assertion or settlement of any uninsured claim, a significant number of insured claims, or a claim exceeding our insurance coverage could have a material adverse effect on our results of operations.

If we fail to obtain necessary permits, licenses and approvals under applicable laws and regulations, our business and operations may be adversely impacted.

We may be required to obtain and maintain certain permits, licenses and regulatory approvals in the jurisdictions where we sell or plan to sell our products. There can be no assurance that we will be able to obtain or maintain any necessary licenses, permits or approvals. Any material delay in obtaining, or inability to obtain, such licenses, permits and approvals is likely to delay and/or inhibit our ability to carry out our plan of operations and could have a material adverse effect on our business, financial condition and results of operations.

If we were to lose the services of Mr. Tan and Ms. Ling we may not be able to execute our business strategy.

We currently depend on the continued services and performance of the key members of our management team, comprised of Jacksaa Tan and Hui Eng Ling. Their leadership has played an integral role in our company. The loss of the key members of our management team could disrupt our operations and have an adverse effect on our ability to grow our business. In addition, competition for senior executives and key personnel in our industry is intense, and we may be unable to retain our senior executives and key personnel or attract and retain new senior executives and key personnel in the future, in which case our business may be severely disrupted.

We will require additional capital to execute our overall business strategy.

We have an ambitious business strategy that includes expansion through internal growth, development of new products, increasing our product distribution to an additional 60,000 schools, purchasing and/or building new production machines, and constructing a new factory. We estimate that our expansion will cost us between $7,248,000 to $25,040,000 depending upon the direction we adopt for our expansion.

There is no assurance that we will be able to obtain the necessary capital to meet our expansion plans. Additionally, if we require the need to raise additional capital through the sale of equity, the issuance of those shares could result in dilution to our shareholders. If we obtain debt financing, a portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness. If adequate funds are unavailable, we may be required to curtail our operations. There can be no assurance that if we were to need additional funds to meet obligations we may incur in the future, that additional financing arrangements would be available in amounts or on terms acceptable to us.

A decline in general economic conditions could have a material adverse effect on our business, financial condition and results of operations.

Our operating and financial performance may be adversely affected by a variety of factors that influence the general economy. It is our opinion that in the event of an economic slowdown, spending habits of both consumers and businesses could be adversely affected and we could experience lower net sales than expected on a quarterly or annual basis which could have a material adverse effect on our business, financial condition and results of operations

Our financial statements may not be comparable to those of other companies.

Pursuant to Section 107(b) of the JOBS Act, we have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of The JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result, our financial statements may not be comparable to companies that comply with public company effective dates, and our stockholders and potential investors may have difficulty in analyzing our operating results if comparing us to such companies.

We do not have an independent board of directors which could create a conflict of interests and pose a risk from a corporate governance perspective.

Our Board of Directors (the “Board”) of our current executive officer and consultants and we do not have any outside or independent directors. The lack of independent directors:

•	May prevent the Board from being independent from management in its judgments and decisions and its ability to pursue the Board responsibilities without undue influence.
•	May present us from providing a check on management, which can limit management taking unnecessary risks.
•	Create potential for conflicts between management and the diligent independent decision-making process of the Board.
•	Present the risk that our executive officers on the Board may have influence over their personal compensation and benefits levels that may not be commensurate with our financial performance.
•	Deprive us of the benefits of various viewpoints and experience when confronting challenges that we face.

Because officers serve on our Board of Directors, it will be difficult for the Board to fulfill its traditional role as overseeing management.

Because we do not have a nominating, audit or compensation committee, shareholders will have to rely on the entire board of directors, no members of which are independent, to perform these functions. We do not have a nominating, audit or compensation committee or any such committee comprised of independent directors. The board of directors performs these functions. No members of the board of directors are independent directors. Thus, there is a potential conflict in that board members who are also part of management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

Our Chief Executive Officer, Jacksaa Tan, and our Chief Financial Officer, Hui Eng Ling, collectively own and control 99.76% of the voting power of our outstanding capital stock. Subsequent to this offering, Jacksaa Tan and Hui Eng Ling, collectively, will own and control 97.94% of the voting power of our outstanding capital stock should all 50,000,000 shares being offered by the company be sold.

After the Company’s offering, and assuming all of the shares that are being registered herein of the Company are sold, Jacksaa Tan and Hui Eng Ling, collectively, will own and control approximately 97.94% of our common stock. Collectively, Mr. Tan and Ms. Ling will have substantial voting power in all matters submitted to our stockholders for approval including:

• Election of our board of directors;

• Removal of any of our directors;

• Amendment of our Certificate of Incorporation or bylaws;

• Adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

As a result of Mr. Tan and Ms Ling’s ownership in the Company, they are able to substantially influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Mr. Tan and Ms. Ling’s voting power may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our future stock price or prevent our stockholders from realizing a premium over our future potential stock price.

The recently enacted JOBS Act will allow the Company to postpone the date by which it must comply with certain laws and regulations intended to protect investors and to reduce the amount of information provided in reports filed with the SEC.

The recently enacted JOBS Act is intended to reduce the regulatory burden on “emerging growth companies”. The Company meets the definition of an “emerging growth company” and so long as it qualifies as an “emerging growth company,” it will, among other things:

-be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that its independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting;

-be exempt from the "say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the "say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and certain disclosure requirements of the Dodd-Frank Act relating to compensation of Chief Executive Officers;

-be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and instead provide a reduced level of disclosure concerning executive compensation; and

-be exempt from any rules that may be adopted by the Public Company Accounting Oversight Board (the “PCAOB”) requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements.

Although the Company is still evaluating the JOBS Act, it currently intends to take advantage of all of the reduced regulatory and reporting requirements that will be available to it so long as it qualifies as an “emerging growth company”. The Company has elected not to opt out of the extension of time to comply with new or revised financial accounting standards available under Section 102(b)(1) of the JOBS Act. Among other things, this means that the Company's independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of the Company's internal control over financial reporting so long as it qualifies as an “emerging growth company”, which may increase the risk that weaknesses or deficiencies in the internal control over financial reporting go undetected. Likewise, so long as it qualifies as an “emerging growth company”, the Company may elect not to provide certain information, including certain financial information and certain information regarding compensation of executive officers, which would otherwise have been required to provide in filings with the SEC, which may make it more difficult for investors and securities analysts to evaluate the Company. As a result, investor confidence in the Company and the market price of its common stock may be adversely affected.

Notwithstanding the above, we are also currently a “smaller reporting company”, meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year. In the event that we are still considered a “smaller reporting company”, at such time are we cease being an “emerging growth company”, the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company”. Specifically, similar to “emerging growth companies”, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, being required to provide only two years of audited financial statements in annual reports. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze the Company’s results of operations and financial prospects.

We are an “emerging growth company” under the JOBS Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million.

We may have difficulty obtaining officer and director coverage or obtaining such coverage on favorable terms or financially be unable to obtain any such coverage, which may make it difficult for our attracting and retaining qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage or financially be unable to obtain such coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

If we fail to maintain an effective system of internal controls, we may be unable to accurately report our financial results or prevent fraud; as a result, current and potential stockholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our brand and operating results will likely be harmed. We may in the future discover areas of our internal controls that need improvement. We cannot be certain that any measures we implement will ensure that we achieve and maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information and materially harm our business, which would have a negative effect on our operations.

The outbreak of the coronavirus may negatively impact sale of our products that we sell as well as consumer spending, which could adversely affect our business, results of operations and financial condition.

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout China and other parts of the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (COVID-19) a “Public Health Emergency of International Concern. U.S. Health and Human Services Secretary Alex M. Azar II declared a public health emergency for the United States to aid the U.S. healthcare community in responding to COVID-19, and on March 11, 2020 the World Health Organization characterized the outbreak as a “pandemic”. The significant outbreak of COVID-19 has resulted in a widespread health crisis that could adversely affect the economies and financial markets worldwide, and could adversely affect our business, results of operations and financial condition.

Our primary source of business is distributors selling honey straws to school children from grade 7 to 12; due to the decrease in personal learning at school locations replaced by at home virtual learning, our revenues may be negatively impacted.

Should the schools that our distributors sell honey straws to cease in person learning, and replace learning with virtual online learning, our revenues will materially decrease, and our results of operations will be negatively impacted.

We are subject to risks arising from the recent global outbreak of the COVID-19 coronavirus.

The recent outbreak of the COVID-19 coronavirus has spread across the globe and is impacting worldwide economic activity. A pandemic, including COVID-19, or other public health epidemic, poses the risk that we or our employees, suppliers, manufacturers and other partners may be prevented from conducting business activities for an indefinite period of time, including due to the spread of the disease or shutdowns that may be requested or mandated by governmental authorities. While it is not possible at this time to estimate the full impact that COVID-19 could have on our business, the continued spread of COVID-19 could disrupt our clinical trials, supply chain and the manufacture or shipment of our products, and other related activities, which could have a material adverse effect on our business, financial condition and results of operations. COVID-19 has also had an adverse impact on global economic conditions which could impair our ability to raise capital when needed. While we have not yet experienced any disruptions in our business or other negative consequences relating to COVID-19, the extent to which the COVID-19 pandemic impacts our results will depend on future developments that are highly uncertain and cannot be predicted.

The outbreak of the COVID-19 may adversely affect our customers.

Further, such risks as described above could also adversely affect our customers' financial condition, resulting in reduced spending for our Honey Straws. COVID-19 could also lead to the complete or partial closure of our sourcing companies. The ultimate extent of the impact of any epidemic, pandemic or other health crisis on our business, financial condition and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of such epidemic, pandemic or other health crisis and actions taken to contain or prevent their further spread, among others. These and other potential impacts of an epidemic, pandemic, or other health crisis, such as COVID-19, could therefore materially and adversely affect our business, financial condition, and results of operations.

Risks Relating to the Company’s Securities

An investment in our shares is highly speculative.

The shares of our common stock are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the risk factors contained herein relating to our business and prospects. If any of the risks presented herein actually occur, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

The market price of our Common Stock may fluctuate significantly in the future.

We expect that the market price of our Common Stock, when quoted, may fluctuate in response to one or more of the following factors, many of which are beyond our control:

•	competitive pricing pressures.
•	our ability to market our products on a cost-effective and timely basis.
•	changing conditions in the market.
•	changes in market valuations of similar companies.
•	stock market price and volume fluctuations generally.
•	regulatory developments.
•	fluctuations in our quarterly or annual operating results.
•	additions or departures of key personnel; and
•	future sales of our Common Stock or other securities.

The price at which you purchase shares of our Common Stock may not be indicative of the price that will prevail in the trading market. Shareholders may experience wide fluctuations in the market price of our securities. These fluctuations may have a negative effect on the market price of our securities and may prevent a shareholder from obtaining a market price equal to the purchase price such shareholder paid when the shareholder attempts to sell our securities in the open market. In these situations, the shareholder may be required either to sell our securities at a market price, which is lower than the purchase price the shareholder paid, or to hold our securities for a longer period than planned. An inactive or low trading market may also impair our ability to raise capital by selling shares of capital stock. You may be unable to sell your shares of Common Stock at or above your purchase price, which may result in substantial losses to you, and which may include the complete loss of your investment. Any of the risks described above could adversely affect our sales and profitability and the price of our Common Stock.

You may experience dilution of your ownership interests because of the future issuance of additional shares of our common or preferred stock.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders. We are authorized to issue an aggregate of 3,000,000,000 shares of common stock. We may issue additional shares of our common stock in connection with hiring or retaining employees, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes.

There is presently no market for our Common Stock; an inability to develop or maintain a trading market could negatively affect the value of our Common Stock and make it difficult for you to sell your shares.

Prior to this Offering, there has been no public market for our Common Stock. Although we intend to become a public reporting company after this Offering and apply to FINRA to have our Common Stock approved for quotation on the OTC Pink quotation medium, there are no assurances that we will meet the requirements to secure a stock symbol. The OTC Markets is a dealer system that relies upon market-makers to provide quotations for the Common Stock, and it is possible that no market-maker will want to provide such quotations. If an active trading market cannot be achieved, it could negatively affect the value of our Shares and make it difficult for you to sell your Shares or recover any part of your investment. Even if a market for our Common Stock does develop, the market price of our Common Stock may be highly volatile. In addition, if we do not meet the criteria set forth in SEC regulations, various requirements could be imposed by law on broker-dealers who sell our securities to individuals other than established customers and accredited investors. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our Common Stock, the ability of holders of our Common Stock to sell our Common Stock, or the prices at which holders may be able to sell our Common Stock.

There is no active public trading market for our common stock and an active market may never develop.

Our Common Stock is not quoted over any trading medium and even if it becomes quoted, we may not develop an active trading market. Market liquidity will depend on the perception of our operating business and any steps that our management might take to bring awareness of our company to new investors. Investors may be unable to liquidate their investment or liquidate it at a price that reflects the value of the business. As a result, holders of our securities may not find purchasers for our securities should they to seek to sell securities held in our company. Consequently, only investors having no need for liquidity in their investment should purchase our securities and or those who can hold our securities for an indefinite period.

Even if our shares become publicly quoted, your shares may not be “free-trading”.

Investors should understand that their shares of our common stock will not become “free-trading” merely because our Company is a publicly-quoted company.  In order for the shares to become “free-trading,” the shares must be registered, or entitled to an exemption from registration under applicable law.

If our stock is thinly traded, sale of your holding may take a considerable amount of time.

If our shares of our Common Stock become quoted, they may be thinly traded on the OTC Markets OTC Pink tier, meaning that the number of persons interested in purchasing our Common Stock at or near bid prices at any given time may be relatively small or non-existent. Consequently, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our Common Stock will develop or be sustained. Due to these conditions, we can give you no assurance that you will be able to sell your shares at or near bid prices or at all if you need money or otherwise desire to liquidate your shares.

We may be subject to the penny stock rules which will make shares of our common stock more difficult to sell.

We may be subject now and in the future to the SEC’s “penny stock” rules if our shares of common stock sell below $5.00 per share. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation.

In addition, the penny stock rules require that prior to a transaction, the broker dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for shares of our common stock. As long as our shares of common stock are subject to the penny stock rules, the holders of such shares of common stock may find it more difficult to sell their securities.

You may have difficulty in locating a securities broker-dealer who will accept our shares.

We understand that most of the firms clearing stock for many broker-dealers have terminated acceptance of penny stocks that are not traded on an exchange. As a result, there are a limited number of securities brokers who will open an account for the purchase or sale of our shares or place a buy or sell order for you as an existing customer for the purchase or sale of our shares. Also, as a result, we believe you may pay higher brokerage commissions on the purchase and sale of our shares, be limited to only a few securities brokerage firms in the event you become dissatisfied with limited liquidity related to your investment in our shares.

Any market that develops in shares of our common stock will be subject to the penny stock regulations and restrictions pertaining to low priced stocks that will create a lack of liquidity and make trading difficult or impossible.

The trading of our securities will be in the over-the-counter market, which is commonly referred to as the OTC as maintained by the Financial Industry Regulatory Authority (“FINRA”). As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of our securities.

Rule 3a51-1 of the Exchange Act establishes the definition of a “penny stock,” for purposes relevant to us, as any equity security that has a minimum bid price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions that are not available to us. It is likely that our shares will be penny stocks for the immediately foreseeable future. This classification severely and adversely affects any market liquidity for our common stock.

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person’s account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

•	the basis on which the broker or dealer made the suitability determination, and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also must be made about the risks of investing in penny stock in both public offerings and in secondary trading and commission payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Additionally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in any secondary market and have the effect of reducing the level of trading activity in any secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities when our securities become publicly traded. In addition, the liquidity for our securities may decrease, with a corresponding decrease in the price of our securities. Our shares, probably, will be subject to such penny stock rules for the foreseeable future and our shareholders will, likely, find it difficult to sell their securities.

Effective internal controls are necessary for us to provide reliable financial reports and to effectively prevent fraud. We maintain a system of internal control over financial reporting, which is defined as a process designed by, or under the supervision of, our principal executive officer and principal financial officer, or persons performing similar functions, and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

FINRA sales practice requirements may limit a shareholder’s ability to buy and sell our Common Stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of Common Stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act, subject to certain limitations. In general, pursuant to amended Rule 144, non-affiliate stockholders may sell freely after six months subject only to the current public information requirement. Affiliates may sell after six months subject to the Rule 144 volume, manner of sale (for equity securities), current public information and notice requirements. Any substantial sales of our Common Stock pursuant to Rule 144 may have a material adverse effect on the market price of our Common Stock.

If we fail to maintain effective internal controls over financial reporting, the price of our Common Stock may be adversely affected.

Our internal control over financial reporting may have weaknesses and conditions that could require correction or remediation, the disclosure of which may have an adverse impact on the price of our Common Stock. We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely affect our public disclosures regarding our business, prospects, financial condition or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting or disclosure of management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our Common Stock.

We have never paid cash dividends and do not anticipate doing so in the near future.

We have never declared or paid cash dividends on our common shares. We currently plan to retain any earnings to finance the growth of our business rather than to pay cash dividends. Payments of any cash dividends in the future will depend on our financial condition, results of operations and capital requirements, as well as other factors deemed relevant by our board of directors.

Our stock price may be volatile, which may result in losses to our shareholders.

The stock markets have experienced significant price and trading volume fluctuations, and the market prices of companies listed on the OTC Markets quotation system in which shares of our common stock are listed, have been volatile in the past and have experienced sharp share price and trading volume changes. The trading price of our common stock is likely to be volatile and could fluctuate widely in response to many factors.

There could be unidentified risks involved with an investment in our common stock. The foregoing risk factors are not a complete list or explanation of the risks involved with an investment in our common stock. Additional risks will likely be experienced that we are not presently able to foresee. Prospective investors must not construe this information provided herein as constituting investment, legal, tax or other professional advice. Before making any decision to invest in our securities, you should read this entire prospectus and consult with your own investment, legal, tax and other professional advisors. An investment in our securities is suitable only for investors who can assume the financial risks of an investment for an indefinite period of time and who can afford to lose their entire investment. We make no representations or warranties of any kind with respect to the likelihood of the success of our business, the value of our securities, any financial returns that may be generated or any tax benefits or consequences that may result from an investment in us.

Risks Relating to this Offering

Investors cannot withdraw funds once invested and will not receive a refund.

Investors do not have the right to withdraw invested funds. Subscription payments will be paid to Jaison Phytochem, Inc. and held in our corporate bank account if the Subscription Agreements are in good order and the Company accepts the investor’s investment. Therefore, once an investment is made, investors will not have the use or right to return of such funds.

Risk of losing one’s investment.

If our securities are not eligible for initial quotation, or if quoted, are not eligible for continued quotation on the OTC Marketplace, or a public trading market does not develop, purchasers of the shares of common stock may have difficulty selling or be unable to sell their securities, rendering their shares effectively worthless and resulting in a partial or complete loss of their investment.

Our Chief Executive Officer, Mr. Jacksaa Tan does not have any prior experience conducting a best effort offering, and our best efforts offering does not require a minimum amount to be raised. As a result, we may not be able to raise enough funds to commence and sustain our business and our investors may lose their entire investment.

Mr. Tan does not have any experience conducting a best-efforts offering. Consequently, we may not be able to raise the funds needed to commence business operations. Also, the best efforts offering does not require a minimum amount to be raised. If we are not able to raise sufficient funds, we may not be able to fund our operations as planned, and our business will suffer and your investment may be materially adversely affected. Our inability to successfully conduct a best-efforts offering could be the basis of your losing your entire investment in us.

The trading in our shares will be regulated by the Securities and Exchange Commission Rule 15G-9 which established the definition of a “Penny Stock.”

The shares being offered are defined as a penny stock under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and rules of the Commission. The Exchange Act and such penny stock rules generally impose additional sales practice and disclosure requirements on broker-dealers who sell our securities to persons other than certain accredited investors who are, generally, institutions with assets in excess of $4,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 ($300,000 jointly with spouse), or in transactions not recommended by the broker-dealer. For transactions covered by the penny stock rules, a broker dealer must make certain mandated disclosures in penny stock transactions, including the actual sale or purchase price and actual bid and offer quotations, the compensation to be received by the broker-dealer and certain associated persons, and must deliver certain disclosures required by the Commission. Consequently, the penny stock rules may make it difficult for you to resell any shares you may purchase.

We are selling the shares of this offering without an underwriter and may be unable to sell any shares.

This offering is self-underwritten, which means that we are not going to engage the services of an underwriter to sell the shares. We intend to sell our shares through our Chief Executive Officer Mr. Jacksaa Tan, who will receive no commission. There is no guarantee that he will be able to sell any of the shares. Unless he is successful in selling all of the shares of our Company’s offering, we may have to seek alternative financing to implement our business plan.

Due to the lack of a trading market for our securities, you may have difficulty selling any shares you purchase in this offering.

We are not registered on any market or public stock exchange. There is presently no demand for our common stock and no public market exists for the shares being offered in this prospectus. We plan to contact a market maker immediately following the completion of the offering and apply to have the shares quoted on the OTC Pink tier operated by the OTC Markets Group. The OTC is a regulated quotation service that display real-time quotes, last sale prices and volume information in over-the-counter securities. The OTC is not an issuer listing service, market or exchange. Although the OTC Pink tier operated by the OTC Markets Group does not have any listing requirements per se, to be eligible for quotation on the OTC Pink tier, issuers must remain current in their filings with the SEC or applicable regulatory authority. If we are not able to pay the expenses associated with our reporting obligations we will not be able to apply for quotation on the OTC Pink tier. Market makers are not permitted to begin quotation of a security whose issuer does not meet this filing requirement. Securities already quoted on the OTC Pink tier that become delinquent in their required filings will be removed following a 30 to 60 day grace period if they do not make their required filing during that time. We cannot guarantee that our application will be accepted or approved and our stock listed and quoted for sale. As of the date of this filing, there have been no discussions or understandings between the Company and anyone acting on our behalf, with any market maker regarding participation in a future trading market for our securities. If no market is ever developed for our common stock, it will be difficult for you to sell any shares you purchase in this offering. In such a case, you may find that you are unable to achieve any benefit from your investment or liquidate your shares without considerable delay, if at all. In addition, if we fail to have our common stock quoted on a public trading market, your common stock will not have a quantifiable value and it may be difficult, if not impossible, to ever resell your shares, resulting in an inability to realize any value from your investment.

If our common stock becomes quoted and a market for the stock develops, the actual price of our shares will be determined by prevailing market prices at the time of the sale.

We cannot assure you that there will be a market in the future for our common stock. The trading of securities on the OTC Pink tier operated by the OTC Markets Group is often sporadic and investors may have difficulty buying and selling our shares or obtaining market quotations for them, which may have a negative effect on the market price of our common stock. You may not be able to sell your shares at their purchase price or at any price at all. Accordingly, you may have difficulty reselling any shares you purchase from the selling security holders.

In the event that our shares are traded, they may trade under $5.00 per share and thus will be a penny stock. Trading in penny stocks has many restrictions and these restrictions could severely affect the price and liquidity of our shares.

In the event that our shares are traded, and our stock trades below $5.00 per share, our stock would be known as a “penny stock”, which is subject to various regulations involving disclosures to be given to you prior to the purchase of any penny stock. The U.S. Securities and Exchange Commission (the “SEC”) has adopted regulations which generally define a “penny stock” to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Depending on market fluctuations, our common stock could be considered to be a “penny stock”. A penny stock is subject to rules that impose additional sales practice requirements on broker/dealers who sell these securities to persons other than established Members and accredited investors. For transactions covered by these rules, the broker/dealer must make a special suitability determination for the purchase of these securities. In addition, he must receive the purchaser’s written consent to the transaction prior to the purchase. He must also provide certain written disclosures to the purchaser. Consequently, the “penny stock” rules may restrict the ability of broker/dealers to sell our securities, and may negatively affect the ability of holders of shares of our common stock to resell them. These disclosures require you to acknowledge that you understand the risks associated with buying penny stocks and that you can absorb the loss of your entire investment. Penny stocks are low priced securities that do not have a very high trading volume. Consequently, the price of the stock is often volatile and you may not be able to buy or sell the stock when you want to.

We will incur ongoing costs and expenses for SEC reporting and compliance. Without revenue we may not be able to remain in compliance, making it difficult for investors to sell their shares, if at all.

The estimated cost of this registration statement is approximately $62,000. After the effective date of this prospectus, we will be required to file annual, quarterly and current reports, or other information with the SEC as provided by the Securities Exchange Act. We plan to contact a market maker immediately following the close of the offering and apply to have the shares quoted on the OTC Markets Pink Tier. To be eligible for quotation, issuers must remain current in their filings with the SEC. In order for us to remain in compliance we will require future revenues to cover the cost of these filings, which could comprise a substantial portion of our available cash resources. If we are unable to generate sufficient revenues to remain in compliance it may be difficult for you to resell any shares you may purchase, if at all. Also, if we are not able to pay the expenses associated with our reporting obligations we will not be able to apply for quotation on the OTC.

Investing in our company is highly speculative and could result in the entire loss of your investment.

Purchasing the offered shares is highly speculative and involves significant risk. The offered shares should not be purchased by any person who cannot afford to lose their entire investment. Our business objectives are also speculative, and it is possible that we would be unable to accomplish them. Our shareholders may be unable to realize a substantial or any return on their purchase of the offered shares and may lose their entire investment. For this reason, each prospective purchaser of the offered shares should read this prospectus and all of its exhibits carefully and consult with their attorney, business and/or investment advisor.

The Company is electing to not opt out of JOBS Act extended accounting transition period. This may make its financial statements more difficult to compare to other companies.

Pursuant to the JOBS Act of 2012, as an emerging growth company the Company can elect to opt out of the extended transition period for any new or revised accounting standards that may be issued by the PCAOB or the SEC. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the standard for the private company. This may make comparison of the Company’s financial statements with any other public company which is not either an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible as possible different or revised standards may be used.

Emerging Growth Company

The recently enacted JOBS Act is intended to reduce the regulatory burden on emerging growth companies. The Company meets the definition of an emerging growth company and so long as it qualifies as an “emerging growth company,” it will, among other things:

·	be temporarily exempted from the internal control audit requirements Section 404(b) of the Sarbanes-Oxley Act;

·	be temporarily exempted from various existing and forthcoming executive compensation-related disclosures, for example: “say-on-pay”, “pay-for-performance”, and “CEO pay ratio”;

·	be temporarily exempted from any rules that might be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or supplemental auditor discussion and analysis reporting;

·	be temporarily exempted from having to solicit advisory say-on-pay, say-on-frequency and say-on-golden-parachute shareholder votes on executive compensation under Section 14A of the Securities Exchange Act of 1934, as amended;

·	be permitted to comply with the SEC’s detailed executive compensation disclosure requirements on the same basis as a smaller reporting company; and,

·	be permitted to adopt any new or revised accounting standards using the same timeframe as private companies (if the standard applies to private companies).

Our company will continue to be an emerging growth company until the earliest of:

·	the last day of the fiscal year during which we have annual total gross revenues of $1.07 billion or more;

·	the last day of the fiscal year following the fifth anniversary of the first sale of our common equity securities in an offering registered under the Securities Act;

·	the date on which we issue more than $1 billion in non-convertible debt securities during a previous three-year period; or

·	the date on which we become a large accelerated filer, which generally is a company with a public float of at least $700 million (Exchange Act Rule 12b-2).

SUMMARY OF OUR FINANCIAL INFORMATION

The following table sets forth selected financial information, which should be read in conjunction with the information set forth in the “Management’s Discussion and Analysis” section and the accompanying financial statements and related notes included elsewhere in this Prospectus.

JAISON PHYTOCHEM, INC.

BALANCE SHEET

	As at June 30	Years Ended December 31
	2021	2020	2019
	US$	US$	US$
ASSETS
CURRENT ASSETS
Cash and cash equivalent	580,753	349,378	10,000
Inventories	93,583	31,645	-
TOTAL CURRENT ASSETS	674,336	381,023	10,000

Property, plant and equipment	827,626	936,835	-
Right of use asset	33,190	44,254	-
Intangible assets	24,545,641	25,230,705	-
TOTAL ASSETS	26,080,793	26,592,817	10,000

LIABILITIES
CURRENT LIABILITIES
Accrued expenses	45,145	-	-
Lease liability – current	34,535	33,853	-
TOTAL CURRENT LIABILITIES	79,680	33,853	-

Lease liability – non-current	17,792	35,232	-
TOTAL LIABILITIES	97,472	69,085	-

STOCKHOLDERS’ EQUITY
Common stock $0.01 par value, 3,000,000,000 shares, 3,000,000,000 shares and 1,500,000,000 shares authorized as at June 30, 2021, December 31, 2020 and 2019, respectively 2,690,910,200 shares, 2,690,837,200 shares and 1,000,000 shares issued and outstanding as at June 30, 2021, December 31, 2020 and 2019, respectively	26,909,102	26,908,372	10,000
Additional paid-in capital	264,920	262,000	-
Accumulated deficits	(1,190,701)	(646,640)	-
TOTAL STOCKHOLDERS’ EQUITY	25,983,321	26,523,732	10,000
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	26,080,793	26,592,817	10,000

The accompanying notes form an integral part of these financial statements.

JAISON PHYTOCHEM, INC.

STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

	As at June 30	Years Ended December 31
	2021	2020	2019
	US$	US$	US$

Revenue	726,000	1,227,936	-
Cost of revenue	(1,158,726)	(1,707,821)	-
Gross loss	(432,726)	(479,885)	-

Operating Expenses
General and administrative expenses	(111,335)	(166,755)	-
Loss Before Income Tax	(544,061)	(646,640)	-
Income tax expenses	-	-	-
Net Loss	(544,061)	(646,640)	-

Loss per share:
Basic and diluted net loss per common share	(0.00)	(0.00)	(0.00)

Basic and diluted weighted average number of shares outstanding	2,690,861,534	230,065,600	1,000,000

The accompanying notes form an integral part of these financial statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS

We were incorporated in the state of Wyoming on June 17, 2019. In January of 2020 we began material operations, the manufacturing and sale of honey straws.

We are a manufacturer of honey straws. Honey straws are made by filling pure and natural honey into clear Polyethylene drinking straws and sealing the straws at both ends.

At this time, we operate as a US legal entity in Singapore and we share the same business address as Superbee Network Singapore Pte Ltd. Superbee leases us our office/ factory space pursuant to a 3-year tenancy agreement at a monthly cost of $3,000 per month with the first year rent free. We entered into this agreement for tenancy with Superbee on January 1, 2020.

Our current manufacturing facility is located at our headquarters in Singapore. We have 20 machines that are currently operating but we have an additional 380 functional machines in storage. With the 20 currently operational machines, we have a production capacity of approximately 1,000,000 honey straws per month. Our production is limited by space as each machine requires floor space of approximately 50 square feet to produce. Each machine yields 2,000 honey straws per day and our production space of 1000 square feet has space for only 20 machines. Through this offering we seek to raise a maximum of $25,000,000. We intend to use offering proceeds to fulfill our expansion plans which include, but are not limited to, moving to a new larger facility that can house all of our machines/operations so that we can actively operate all machines at the same time and produce greater quantities of product for resale. To date we have relied on financing from the sale of shares and or funds loaned to us on behalf of our officers/ directors who have no obligation to provide us funding.

Results of Operations

Our cash and cash equivalents are $580,753 as of June 30, 2021 and 349,378 as of December 31, 2020. Our cash balance is not sufficient to fund our expansion plan of operations in the immediate future. In order to continue our current business plan and increase our current level of operations for the next twenty-four month period, we require further funding as described already above.

Revenues

For the period ended June 30, 2021, the Company generated revenue in the amount of $726,000. For the year ended December 31, 2020 the Company generated revenue of 1,227,936. The revenue we generated for both periods is from the sale of our Honey Straws to distributors. Our cost of revenue for both of the aforementioned periods is attributable, in most part, to materials, depreciation, amortization, consulting and subcontracting costs associated with the delivery of our Honey Straws to our customers.

For the year ended December 31, 2021, we believe we are on target to surpass sales in 2020 as we have focused our sales efforts to distributors who resell our products primarily to schools and within schools. We believe a large part of the market for our honey straws to be children who spend most of their time at school.

The following table sets forth our financial position for the six months ended June 30, 2021 and for the year ended December 31, 2020.

	June 30, 2021	December 31, 2020
Revenue	$726,000	$1,227,936
Cost of Revenue	($1,158,726)	($1,707,821)
Net Loss	($544,061)	($646,640)
Cash Flow	$580,753	$349,378

General and Administrative Expenses

For the year ended December 31, 2020 we had general and administrative costs of $166,755, whereas for the six month period ended June 30, 2021 we had general and administrative costs of $111,335.

Liquidity and Capital Resources

The following is a summary of the Company’s working capital as of June 30, 2021, and December 31, 2020:

	As of June 30, 2021	As of December 31. 2020
Current Assets	$674,336	$381,023
Total Liabilities	$97,472	$69,085

Current assets of $381,023 as of December 31, 2020 and $674,336 as of June 30, 2021, were comprised mainly of cash of and inventory held for resale.

Our Total liabilities as of December 31, 2020 and as of June 30, 2021 were both attributable, in most part, to accrued expenses and a lease liability.

Investing Activities

For the year ended December 31, 2020 we had net cash used in investing activities of ($27,301,634), primarily attributable to the purchase of intangible assets. For the six months ended June 30, 2021 we had no net cash used in investing activities. The most significant intangible asset that makes up the majority of our investing activities for December 31, 2020 is the license we purchased from Superbee for the pending patent on the design and manufacturing of the “honey sealing machine”.

Superbee Network Singapore Pte Ltd is the patent holder in Singapore for the design and manufacturing rights of our honey sealing machine that we use to package our honey into ‘honey straws’. On May 25, 2020, we entered into a Patent License Agreement with Superbee whereas they licensed us the rights to their pending patent on the design and manufacturing of the honey sealing machine so that we may create, and resell such machines for our own benefit. In consideration of the Patent License Agreement we paid Superbee a one time fee of $25,000,000. Pursuant to the aforementioned agreement, we are obligated to pay Superbee an annual royalty fee of 25% of our gross sales for any amount over $2,500,000, that we generated as the result of the revenue from the sale(s) of such machines. Machines we may create for our own use, from this licensing agreement, are not subject to any royalty provisions and are not factored into our gross revenues in any capacity as it relates to this agreement, unless of course they are subsequently resold.

Financing Activities

For the year ended December 31, 2020 we had net cash generated from financing activities of $27,160,372 and $3,650 for the period ending June 30, 2021. For both periods, these values are predominantly the result of shares sold by the Company to investors in reliance on Regulation S of the Securities Act of 1933, as detailed further on below on page 30.

INDUSTRY OVERVIEW

This section includes market and industry data that we have developed from publicly available information; various industry publications and other published industry sources and our internal data and estimates. Although we believe the publications and reports are reliable, we have not independently verified the data. Our internal data, estimates and forecasts are based upon information obtained from trade and business organizations and other contacts in the market in which we operate and our management’s understanding of industry conditions.

As of the date of the preparation of this section, these and other independent government and trade publications cited herein are publicly available on the Internet without charge. Upon request, the Company will also provide copies of such sources cited herein.

Industry overview

The global honey industry’s size was approximately USD 7.19 billion in 2019. The global impact of COVID-19 has been unprecedented and staggering, with sweet liquid witnessing an increased demand across all regions amidst the pandemic. The market is forecasted to grow from USD 7.84 billion in 2020 to USD 11.16 billion in 2027 at a CAGR of 5.2% in the 2020-2027 period. The growth in CAGR is attributable to the current market’s demand, which we believe will return to pre-pandemic levels once the pandemic is over or mitigated.

Over the past few decades, sugar and artificial sweeteners have become, in our observations, undesirable ingredients in food products due to their health-damaging properties. Consumer inclination towards sugar substitutes, especially natural sweeteners, has increased for several reasons. One of the prominent reasons is an escalation in the number of diabetic patients and patients suffering from obesity and high cholesterol, who may be searching for healthier alternatives to sugar. The easy availability of a wide range of products, coupled with its ability to impart a desirable taste in food & beverage products, is aiding market demand. We believe honey to be one of several natural sweeteners becoming a more popular choice for consumers.

Global Supply Chain Interruptions amid COVID-19 to impact the Market Negatively

The sudden outbreak of the COVID-19 pandemic has affected various industries across the globe as governments have undertaken lockdown measures and restricted the movement of people to contain the contagion. The closure of processing plants/units significantly affected the production of various food products in the initial months of the pandemic. Moreover, labor shortages, supply chain disruptions, trade & transport restrictions, fluctuating logistics, and others were observed in the lock-down period.

However, with the re-opening of production and processing facilities across various economies and increased efforts by beekeepers and market participants to reestablish the disrupted supply chain, the condition of the natural sweeteners market is expected to improve. As we believe honey to be considered a health-enhancing product, its sales across several countries have witnessed a rise and this has resulted in an amplification of quarterly revenues of companies in the industry. For instance, in July 2020, Dabur India Limited, in its first quarterly report (Q1 2020-21), disclosed that its immunity products (such as Dabur Honitus) witnessed a growth of 60% and 80%, respectively, in the first quarter.

As mentioned previously, we believe honey to be an “immunity-boosting product”. The demand for immunity-boosting products even after the end of the pandemic is expected to remain strong, which may add to the revenues of the market. Due to its antibacterial, antiviral, and anti-fungal properties, honey is receiving appreciation and wider acceptance as an effective treatment to treat acute cough and throat infection observed in corona-infected patients. The Public Health England (PHE) and the National Institute for Health and Care Excellence (NICE) guidelines have recommended honey as a prominent first line of treatment in alleviating discomfort caused due to respiratory tract infection.

Increasing Utilization of the Product in Drug Production to Support Market Growth

Potential therapeutic effects of honey due to the presence of various amino acids, enzymes, minerals, and other nutritional substances in honey have driven its roaring popularity across the pharmaceutical sector. Honey has arisen as a prominent ingredient in cough syrups due to its antibacterial properties and its ability to act as a demulcent. This is one of the major factors driving the growth of the global market.

References

https://www.fortunebusinessinsights.com/industry-reports/honey-market-100551 https://www.ncbi.nlm.nih.gov/pmc/articles/PMC7750705/

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risk and uncertainties. We use words such as “anticipate”, “believe”, “plan”, “expect”, “future”, “intend”, and similar expressions to identify such forward-looking statements. Investors should be aware that all forward-looking statements contained within this filing are good faith estimates of management as of the date of this filing. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us as described in the “Risk Factors” section and elsewhere in this prospectus.

DESCRIPTION OF BUSINESS

Corporate History

The Company

We were incorporated in the state of Wyoming on June 17, 2019. In January of 2020 we began material operations which are disclosed in more detail further below.

On June 17, 2019, Mr. Jacksaa Tan was appointed as Chairman, President, Chief Executive Officer and a member of our Board of Directors.

On June 17, 2019, Ms. Hui Eng Ling was appointed as Secretary, Treasurer, Chief Financial Officer and a member of our Board of Directors.

On June 19, 2019, the Company issued 750,000 shares of restricted common stock, each at par value of $0.01 per share, to Mr. Jacksaa Tan for initial working capital of $7,500.

On June 19, 2019, the Company issued 250,000 shares of restricted common stock, each at par value of $0.01 per share, to Ms. Hui Eng Ling for initial working capital of $2,500.

On or about January 3, 2020, we procured approximately 1.2 million dollars in physical assets from Superbee Network Singapore Pte Ltd, a Singapore Company ("Superbee"). The aforementioned assets were paid for in their entirety by our directors. The physical assets acquired were comprised predominantly of office equipment, furniture, and manufacturing equipment. Of the aforementioned assets acquired, the most expensive, valued at approximately 1 million USD, were 400 machines used for the packaging and sealing of honey straws. ‘Honey straws’ are small plastic receptacle tubes filled with honey.

On January 3, 2020, we entered into an “Industrial Design License Agreement” with Superbee, whereas Superbee licensed to us the legal rights to use their design and packaging of plastic honey straws, that are used to house honey for future consumption directly from the packaging container. Pursuant to this agreement we paid a one time fee of $1,080,000 to Superbee and agreed to pay a yearly royalty to Superbee depending on our gross sales. The annual royalty to be paid to Superbee is based upon 20% of our gross sales, with regard to the amount of our gross sales exceeding $6,000,000 per annum in United States dollars. If we generate $6,000,000 or less in gross sales per annum there is no royalty fee due to Superbee for that annual period. The aforementioned industrial Design License Agreement covers the registered design and packaging of honey in straw shape that may be offered within the EU, Hong Kong and Malaysia where the novelty representation/features of the design(s) for which novelty is claimed are the shape, configuration, pattern, ornamentation and/or the combination thereof.

Superbee Network Singapore Pte Ltd is the patent holder in Singapore for the design and manufacturing rights of our honey sealing machine that we use to package our honey into ‘honey straws’. On May 25, 2020, we entered into a Patent License Agreement with Superbee whereas they licensed us the rights to their pending patent on the design and manufacturing of the honey sealing machine so that we may create, and resell such machines for our own benefit. In consideration of the Patent License Agreement we paid Superbee a one time fee of $25,000,000. Pursuant to the aforementioned agreement, we are obligated to pay Superbee an annual royalty fee of 25% of our gross sales for any amount over $2,500,000, that we generated as the result of the revenue from the sale(s) of such machines. Machines we may create for our own use, from this licensing agreement, are not subject to any royalty provisions and are not factored into our gross revenues in any capacity as it relates to this agreement, unless of course they are subsequently resold.

At this time, we operate as a US legal entity in Singapore and we share the same business address as Superbee Network Singapore Pte Ltd. Superbee leases us our office/ factory space pursuant to a 3-year tenancy agreement at a monthly cost of $3,000 per month with the first year rent free. We entered into this agreement for tenancy with Superbee on January 1, 2020.

We currently only have two employees, comprised of our officers and directors. We rely entirely on staffing provided by Superbee to manufacturer, package, and sell our honey straws we currently offer throughout Asia. From time to time we also rely on Superbee to collect payments on our behalf, and to prepay or cover any associated operating expenses we may incur. Superbee does not any longer manufacture or resell honey straws for their own benefit however, has a long history and experience within the industry. Superbee has shared with us their contacts, distribution channels, and honey suppliers which we believe will continue to prove beneficial moving forward as we continue to offer honey straws throughout Asia. Currently, we sell our products within 10 countries worldwide.

Our officers and directors, Jacksaa Tan and Hui Eng Ling, are also directors of Superbee Network Singapore Pte Ltd. Together they collectively control approximately 99% of Superbee.

From March 30, 2020 to March 31, 2020, the company issued 6,550,000 shares of restricted common stock, at a price of $0.05 per share, to 35 shareholders for $327,500 of working capital.

On December 30, 2020 the Company amended its Corporate Charter to increase the Company’s authorized shares of common stock from 1,500,000,000 to 3,000,000,000. Despite the amendment being adopted and deemed effective on December 30, 2020, the filing of the Certificate of Amendment was not filed with the Wyoming Secretary of State until January 28, 2021.

On December 30, 2020, the Company issued 2,012,465,400 shares of restricted common stock to Mr. Jacksaa Tan, each at par value of $0.01 per share, to redeem a debt of $20,124,654 owed to Mr. Jacksaa Tan.

On December 30, 2020, the Company issued 670,821,800 shares of restricted common stock to Ms. Hui Eng Ling, each with a par value of $0.01 per share, to redeem a debt of $6,708,218 owed to Ms. Hui Eng Ling.

On May 17, 2021, the company issued 73,000 additional shares of restricted common stock, at a price of $0.05 per share, to 16 of 35 individuals from the March 2020 sales of common stock. These individuals provided the Company $3,650 in additional working capital.

In regards to all of the above transactions we claim an exemption from registration afforded by Regulation S of the Securities Act of 1933, as amended ("Regulation S") for the above sales of the stock since the sales of the stock were made to non-U.S. persons (as defined under Rule 902 section (k)(2)(i) of Regulation S), pursuant to offshore transactions, and no directed selling efforts were made in the United States by the issuer, a distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing.

Business Overview

We are a manufacturer of honey straws. Honey straws are made by filling pure and natural honey into clear PE drinking straws and sealing the straws at both ends. We believe we use honey of the highest grade, measured by its moisture content lesser than 20%, ash content lower than 0.75%, sucrose content lower than 8% and free from chloramphenicol and other antibiotic residue, sourced from our approved suppliers appraised with our ‘Integrated Quality Management System’, as defined on page 18 herein. The demand for our honey straws have been exceeded by our ability to supply. Our concept of producing the honey straw is a redevelopment of a complex technology made into a simple modular system that can be tailored to meet market demands as we grow.

Our honey straws have been offered for more than two decades, previous to our incorporation through Superbee Network Singapore Pte Ltd. Over time, we and Superbee have refined the process of producing our honey straws as essentially using the same process as bees making honey from collecting flower nectar to store in their hives and then sealing them with wax. The honey is then harvested from the hives and filled into the straws and sealed at both ends for the same purpose as the bees seal it in their cells with wax to prevent the honey from deteriorating. We strive to never compromise on our strict standards and requirements and quality of our product.

Based on global statistics published by Benjamin Elisha Sawe on July 17, 2018, https://www.worldatlas.com/articles/countries-that-consume-the-most-honey.html, we assume that the average consumption of honey is 3.941g/capita/day from the publication on the 10 countries that consumed the most honey. In another publication published on Statista by Evgenia Koptyug on November 16, 2020, https://www.statista.com/statistics/511732/per-capita-consumption-of-honey-germany/, it was found that the average consumption of honey in Germany was 1kg/capita/year or 2.7g/capita/day. While data published on National Honey Board Press Kit, https://honey.com/newsroom/presskit/honey-industry-facts, American honey consumption is 1.3lb or 0.6kg/capita/year or 1.64g/capita/year. If we rely on this information to derive an estimate of average consumption for the list of following countries, we would arrive at an approximate daily honey consumption of 2.76g/capita/day or 1kg/capita/year.

As of 2020, we currently sell our honey straws to the following countries in the below dollar amounts:

1.	Singapore - $102,328
2.	Bosnia & Herzegovina - $74,250
3.	Cambodia – $61,397
4.	Indonesia - $153,492
5.	Hong Kong - $92,095
6.	Japan - $163,725
7.	Malaysia - $184,190
8.	Thailand - $319,713
9.	UK. - $76,746

Our Honey Straw products are packed in Polyethylene bags, “PE bags”, of 100s in outer cartons of 20 PE bags, which are sent to our distributors for storage and distribution to other distributors, retailers, and school vendors. We primarily sell our products through local distributors, but we also sell directly to consumers through several online portals.

Approximately 90% of our sales are made to school children from ages 7 to 12. We distribute our products to approximately 50 schools located in the following countries located in Asia and Europe:

•	Singapore
•	Bosnia and Herzegovina
•	Cambodia
•	Indonesia
•	Hong Kong
•	Japan
•	Malaysia
•	Thailand
•	United Kingdom

The composition of our product, nutritional information, and specifications appears below:

AVERAGE COMPOSITION		NUTRITIONAL INFORMATION
Fructose	38.2%	Serving Size Per Straw: 7.5g
Glucose	31.0%	Average per straw
Water	20.0%	Energy	23.6kcal*
Maltose	7.2%	Carbohydrates	6.2g
Sucrose	1.5%	Proteins	23mg
Minerals, Vitamins & Enzymes	0.5%	Total Fats	0.0g
Trisscharides & Other Higher Carbohydrates	4.2%	Saturated Fats	0.0g
		Cholesterol	0.0g
		Sodium	1.1mg
		*1kcal = 4.18kj

SPECIFICATIONS

Straw dimension:	170 x 6 mm
Ingredients:	100% Pure and Natural Honey
Floral Sources:	Worldwide
Fill per straw:	Approximately 7g
Trademark:	HONEY STRAW (unregistered)

Manufacturing

We rely entirely on staffing provided by Superbee to manufacturer, package, and sell our honey straws we currently offer throughout Asia.

On January 3, 2020 we entered into an “Industrial Design License Agreement” with Superbee, whereas Superbee licensed to us the legal rights to use their design and packaging of plastic honey straws, that are used to house honey for future consumption directly from the packaging container. Pursuant to this agreement we paid a one time fee of $1,080,000 to Superbee and agreed to pay a yearly royalty to Superbee depending on our gross sales. The annual royalty to be paid to Superbee is based upon 20% of our gross sales, with regard to the amount of our gross sales exceeding $6,000,000 per annum in United States dollars. If we generate $6,000,000 or less in gross sales per annum there is no royalty fee due to Superbee for that annual period. The aforementioned industrial Design License Agreement covers the registered design and packaging of honey in straw shape that may be offered within the EU, Hong Kong and Malaysia where the novelty representation/features of the design(s) for which novelty is claimed are the shape, configuration, pattern, ornamentation and/or the combination thereof.

Superbee Network Singapore Pte Ltd is the patent holder in Singapore for the design and manufacturing rights of our honey sealing machine that we use to package our honey into ‘honey straws’. On May 25, 2020, we entered into a Patent License Agreement with Superbee whereas they licensed us the rights to their pending patent on the design and manufacturing of the honey sealing machine so that we may create, and resell such machines for our own benefit. In consideration of the Patent License Agreement we paid Superbee a one time fee of $25,000,000. Pursuant to the aforementioned agreement, we are obligated to pay Superbee an annual royalty fee of 25% of our gross sales for any amount over $2,500,000, that we generated as the result of the revenue from the sale(s) of such machines. Machines we may create for our own use, from this licensing agreement, are not subject to any royalty provisions and are not factored into our gross revenues in any capacity as it relates to this agreement, unless of course they are subsequently resold.

Our manufacturing facility is located at our headquarters in Singapore. We have 20 machines that are currently operating but we have an additional 380 functional machines in storage. With the 20 currently operational machines, we have a production capacity of approximately 1,000,000 honey straws per month. Our production is limited by space as each machine requires floor space of approximately 50 square feet to produce. Each machine yields 2,000 honey straws per day and our production space of 1000 square feet has space for only 20 machines.

Quality Control/Regulations

Our ‘Integrated Quality Management System’ is derived from GMP, HACCP & ISO9001:2015 standards which are International Standards designed to ensure safe food supply chains worldwide and provide food safety management systems requirement(s) for any organization in the food chain/distribution space. These standards are intended to be compatible with current tools for food safety management, and entail safety checks on physical, chemical and microbiological hazards on incoming materials and outgoing finished goods.

Good Manufacturing Practice (“GMP”) is based on Codex Alimentarius Commission CAC/RCP 1-1969, Rev 4. (2003); Recommended International Code of Practice for General Principle of Food Hygiene. It delineates the importance of Good Hygiene Practices (GHPs) and the Hazard Analysis and Critical Control Point (HACCP) Systems. Good hygiene practices seek to identify good food practices to eliminate food hazards and prevent the exposure of unsafe foods to consumers. HACCP is a system to identify the type of hazards that can contaminate food and are a critical point of control to prevent the contamination of food from taking place. Such hazards can be physical, chemical and microbiological, and how they can be checked and prevented such as through sieving the food ingredients to remove the physical hazards and performing laboratory testing for chemical and microbiological hazards. ISO9001:2015 is a standard quality management system which documents our operating procedures from the control of information, sales and marketing procedures, product specifications, production methodologies and product recall plan, etc.

Additionally, in Singapore, honey processing and packaging is regulated by the Singapore Food Agency, whereby the premises need to be certified fit for use as a food packaging facility and a quality management system must be readily available for inspection and audit under the HACCP system.

Advantages of Packing Honey into Straws

Packing honey into straws provides a light and convenient conveyance for the honey to be consumed anytime and anywhere.

Our Future/Expansion Plans

•	Develop new distribution channels to the target market in the EU countries.
•	Increase our product distribution to an additional 60,000 schools over the course of the next two to five years (Our estimated timeline depends in large part on the amount of funding we are able to raise).
•	Increase our production from approximately 12,000,000 pieces in 2020 to 720,000,000 Honey Straw pieces per year over the next 5 years.
•	To accommodate for our planned increased production, we have to purchase an existing factory or construct a new factory of 80,000 square feet, for production and materials storage to accommodate 1,200 additional machines and production tables. Our total projected cost for the foregoing is $7,248,000 to $25,040,000 which includes: (a) $3,000,000 for additional production machines; (b) $840,000 for tables; (c) fitting and fixture cost of $1,200,000; (d) $2,208,000 for a year lease costs or $20,000,000 for purchasing of a factory for 30 year leasehold.
•	Alternatively, to accomplish increased production, instead of assuming the costs associated with a lease or purchase of a production facility, we may decentralize our production facility via a small holder production concept by directly sending our machines to the beekeepers in Vietnam and Ethiopia. While each machine will cost $2,500, a beekeeper with 100 hives can typically produce 600,000 Honey Straws annually. There are about 33,000 beekeepers in Vietnam and 25,000 beekeepers in Ethiopia that sell their honey for about $1/kg in bulk to local or export honey factories. As each kg of honey can fill about 125 straws, if we were to offer a buyback of their Honey Straws at $0.03/straw, the beekeepers will reap $3.75/kg for their honey. Balancing the cost of our expansion with this strategy, we will have a cost saving of $0.045/straw. As each beekeeper with 100 hives can produce at least 600,000 Honey Straws per year with one machine, our cost saving would be 600,000 x $0.045 = $27,000, far exceeding the cost of our machine. All of this can be accomplished through our agreement with the beekeepers for providing them with a free lease of our machine as long as they sell all their Honey filled into straws back to us. Under this plan, our cost of expanding the production will therefore be limited to building the additional 820 machines as we have 380 functional machines in our storage and the cost of training these beekeepers to use our machines.
•	Additionally, we can also consider replicating our current facility into countries with lower operating costs.
•	We intend, at an unspecified point in the future, to begin the process of hiring an independent Chief Executive Officer and Chief Financial Officer with criteria that has not, at this point in time, been determined in its entirety.

Employees

We currently only have two employees, of which are our officers and directors. We rely entirely on staffing provided by Superbee to manufacturer, package, and sell our honey straws we currently offer throughout Asia. From time to time we also rely on Superbee to collect payments on our behalf, and to prepay or cover any associated operating expenses we may incur. Superbee does not any longer manufacture or resell honey straws for their own benefit however, has a long history and experience within the industry. Superbee has shared with us their contacts, distribution channels, and honey suppliers which we believe will continue to prove beneficial moving forward as we continue to offer honey straws throughout Asia. Currently, we sell our products within 10 countries worldwide.

The 40 employees of Superbee Network Singapore Pte Ltd hold the following positions, and provide related services to the Company, as follows:

•	Business Development Manager
•	Quality Control Manager
•	Quality Assurance Manager
•	Production Manager
•	6 Administrative Support Staff
•	30 production workers

Target Markets

Our target markets for expansion consist of Distributors for our products located in EU countries.

The industrial design of the Honey Straw, which we license from Superbee, is intellectually protected in the EU since 2nd June 2008 and will remain effective for 25 years.

As noted below, our target market is school children in kindergarten to pre-university from ages 4 to 18 within EU countries.

Marketing

At present we rely entirely on Superbee to perform all of our marketing initiatives. Our marketing to distributors consists of the following:

(1) Marketing Materials, such as product brochures, posters and stationary.

(2) Sponsoring health talks in schools regarding the benefits of natural foods, including honey.

(3) Sponsoring excursion tours for schools to visit bee farms.

(4) Reduced wholesale price to distributors based on higher sales volume.

Competition

We consider our competitors to be any party that manufacturers and or distributes honey straws through channels other than our own. Honey, and in particular honey straws, are an extremely popular product, not only in Singapore, but globally. Many companies export their products overseas which we believe provides a competitive atmosphere for the products we currently offer. We believe that our honey straws, however, which contain approximately 7g of honey per straw which we sell at a wholesale price of $0.12 arriving at $0.017/g of honey, is a more appealing offering than that of our competitors who we believe to include less honey per gram within their own honey straws.

Supplier Agreements

We have entered into supplier agreements with companies in the following countries:

-	Honey sources from Australia, Ethiopia, New Zealand and Vietnam.
-	PE straws from China and Malaysia.

These agreements are reviewed once a year, at which point the supplier’s performance in a host of categories is evaluated and assessed in accordance with our Integrated Quality Management System on Procurement and Purchase.

Material Agreements

On January 3, 2020, we entered into an “Industrial Design License Agreement” with Superbee, whereas Superbee licensed to us the legal rights to use their design and packaging of plastic honey straws that are used to house honey for future consumption directly from the packaging container. Pursuant to this agreement we paid a one time fee of $1,080,000 to Superbee and agreed to pay a yearly royalty to Superbee depending on our gross sales. The annual royalty to be paid to Superbee is based upon 20% of our gross sales, with regard to the amount of our gross sales exceeding $6,000,000 per annum in United States dollars. If we generate $6,000,000 or less in gross sales per annum there is no royalty fee due to Superbee for that annual period. The aforementioned industrial Design License Agreement covers the registered design and packaging of honey in straw shape that may be offered within the EU, Hong Kong and Malaysia where the novelty representation/features of the design(s) for which novelty is claimed are the shape, configuration, pattern, ornamentation and/or the combination thereof.

Superbee Network Singapore Pte Ltd is the patent holder in Singapore for the design and manufacturing rights of our honey sealing machine that we use to package our honey into ‘honey straws’. On May 25, 2020, we entered into a Patent License Agreement with Superbee whereas they licensed us the rights to their pending patent on the design and manufacturing of the honey sealing machine so that we may create, and resell such machines for our own benefit. In consideration of the Patent License Agreement we paid Superbee a one time fee of $25,000,000. Pursuant to the aforementioned agreement, we are obligated to pay Superbee an annual royalty fee of 25% of our gross sales for any amount over $2,500,000, that we generated as the result of the revenue from the sale(s) of such machines. Machines we may create for our own use, from this licensing agreement, are not subject to any royalty provisions and are not factored into our gross revenues in any capacity as it relates to this agreement, unless of course they are subsequently resold.

USE OF PROCEEDS

Our offering is being made on a self-underwritten basis: no minimum number of shares must be sold in order for the offering to proceed. The offering price per share is $0.50. The following table sets forth the uses of proceeds assuming the sale of 100%, 75%, 50% and 25% of the securities offered for sale by the Company. There is no assurance that we will raise the full $25,000,000 as anticipated.

	If 25% of Shares Sold	If 50% of Shares Sold	If 75% of Shares Sold	If 100% of Shares Sold
Net Proceeds	$6,250,000	$12,500,000	$18,750,000	$25,000,000
Purchase / lease of new production factory	3,000,000	6,000,000	9,000,000	12,000,000
Retrofitting of new factory	500,000	1,000,000	1,500,000	2,000,000
Payment for additional staff	550,000	1,100,000	1,650,000	2,200,000
Acquisition / building of new machineries	625,000	1,250,000	1,875,000	2,500,000
Payment of operating expenses/ workig capital	1,000,000	2,000,000	3,000,000	4,000,000
Payment for certification(s)/ permit(s) etc.	62,500	125,000	187,500	250,000
Associated employee training costs	150,000	300,000	450,000	600,000
Inventories	362,500	725,000	1,087,500	1,450,000

The above figures represent only estimated costs for the next 24 months. Funds may be allocated in differing quantities should the Company decide at a later date it would be in the Company’s best interests.

The Company estimates the costs of this offering at about $62,000. All expenses incurred in this offering are being paid for by the Company. The Company will utilize offering proceeds from this offering to pay for any offering expenses however, the Company may also elect to use available existing cash on hand to pay for any offering expenses.

DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was arbitrarily determined. The offering price was determined by us and is based on our own assessment of our financial condition and prospects, limited offering history, and the general condition of the securities market. It does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Although our common stock is not listed or quoted on a public exchange, we will be filing to obtain a listing on the OTC Markets Pink Tier concurrently with the filing of this prospectus. In order to be quoted on the OTC, a market maker must file an application on our behalf in order to make a market for our common stock.

There is no assurance that our common stock will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the common stock, investor perception of us and general economic and market conditions.

DILUTION

The price of the current offering is fixed at $0.50 per share.

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders. The following tables compare the differences of your investment in our shares with the investment of our existing stockholders.

The following table illustrates the dilution to the purchasers of the common stock in this offering.

Note: “Net increase to original shareholder” below is based upon a par value of $0.01. Values below are rounded to the nearest thousandths place.

	(25% of the shares are sold in the offering)	(50% of the shares are sold in the offering)	(75% of the shares are sold in the offering)	(100% of shares are sold in the offering)
Offering Price Per Share	$0.50	$0.50	$0.50	$0.50
Book Value Per Share Before the Offering	$0.010	$0.010	$0.010	$0.010
Book Value Per Share After the Offering	$0.012	$0.014	$0.016	$0.019
Net Decrease to Original Shareholder (based on par value)	$0.000	$0.000	$0.000	$0.000
Decrease in Investment to New Shareholders	$0.488	$0.486	$0.484	$0.481
Dilution to New Shareholders (%)	97.60%	97.20%	96.80%	96.2%

Net Value Calculation

If 100% of the shares in the offering are sold

Numerator:
Net tangible book value before the offering	$25,983,321
Net proceeds from this offering	25,000,000
$50,983,321
Denominator:
Shares of common stock outstanding prior to this offering	2,690,910,200
Shares of common stock to be sold in this offering (100%)	50,000,000
2,740,910,200

Net Value Calculation

If 75% of the shares in the offering are sold

Numerator:
Net tangible book value before the offering	$25,983,321
Net proceeds from this offering	18,750,000
$44,733,321
Denominator:
Shares of common stock outstanding prior to this offering	2,690,910,200
Shares of common stock to be sold in this offering (75%)	37,500,000
2,728,410,200

Net Value Calculation

If 50% of the shares in the offering are sold

Numerator:
Net tangible book value before the offering	$25,983,321
Net proceeds from this offering	12,500,000
$34,483,321
Denominator:
Shares of common stock outstanding prior to this offering	2,690,910,200
Shares of common stock to be sold in this offering (50%)	25,000,000
2,715,910,200

Net Value Calculation

If 25% of the shares in the offering are sold

Numerator:
Net tangible book value before the offering	$25,983,321
Net proceeds from this offering	6,250,000
$32,233,321
Denominator:
Shares of common stock outstanding prior to this offering	2,690,910,200
Shares of common stock to be sold in this offering (25%)	12,500,000
2,703,410,200

The shares being offered for resale by the selling stockholders consist of 6,623,000 shares of our common stock.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of September 21, 2021 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

SELLING SHAREHOLDERS

Name of Selling Stockholder (Last Name Followed by First Name)	Shares Beneficially Owned Prior to Offering	Shares to be Offered	Amount Beneficially Owned After Offering %

Tan Bee Eng Evelyn [1]	2,000,000	2,000,000	0
Tan Yi May Ada [2]	2,000,000	2,000,000	0
Tan Martin Javier [3]	2,000,000	2,000,000	0
Peh Lee Hua [4]	200,000	200,000	0
Ling Teck Hong [5]	200,000	200,000	0
Ang Chia Cheng David	10,000	10,000	0
Ann Melissa	5,000	5,000	0
Budiman Bela	5,000	5,000	0
Chan Shaw Fong	5,000	5,000	0
Chea Petit	5,000	5,000	0
Chua Kia How	10,000	10,000	0
Dinh Quyet Tam	2,000	2,000	0
Emilija Heleta Svrakic	10,000	10,000	0
Foo Say Yong	20,000	20,000	0
Gan Hwee Shu	2,000	2,000	0
Genevieve Lim	2,000	2,000	0
Goh Wee Leng	20,000	20,000	0
Heng Chor Huang	5,000	5,000	0
Hoo Chang Yaw Dennis	10,000	10,000	0
Julie Ng Bee Eng	10,000	10,000	0
Lam Pheow Yong	5,000	5,000	0
Lee Chee Kiong	2,000	2,000	0
Long Hean Kuang	5,000	5,000	0
Loo Lay Mui	5,000	5,000	0
Melissa Rozario	5,000	5,000	0
Ng Choon Teck	20,000	20,000	0
Ooi Jian Yuan	2,000	2,000	0
Tan Shirley	5,000	5,000	0
Tan Yen Sheng	2,000	2,000	0
Tho Soh Koon	20,000	20,000	0
Umaporn Deekitwong	20,000	20,000	0
Wang Kaili	5,000	5,000	0
Yew Yeu Weng Kelvin	2,000	2,000	0
Yaw Keh Bin	2,000	2,000	0
Zarina Bee Bte Abdul Majeed	2,000	2,000	0
Total	6,623,000	6,623,000	0%

1 Evelyn Bee Eng Tan is the wife of our Chief Executive Officer, Jacksaa Tan.

2 Yi May Ada Tan is the daughter of our Chief Executive Officer, Jacksaa Tan.

3 Martin Javier Tan is the son of our Chief Executive Officer, Jacksaa Tan.

4 Hua Lee Peh is the mother of our Chief Financial Officer, Hui Eng Ling.

5 Hong Teck Ling is the father of our Chief Financial Officer, Hui Eng Ling.

PLAN OF DISTRIBUTION

The Company has 2,690,910,200 shares of common stock issued and outstanding as of the date of this prospectus. The Company also has 309,089,800 shares of common stock that are unissued. Pursuant to this offering the Company is registering for resale 6,623,000 shares of our common stock held by existing shareholders at a fixed price of $0.50 per share for the duration of the offering. The Company is also registering an additional 50,000,000 shares of its common stock for sale at the fixed price of $0.50 per share for the duration of the offering.

There is no arrangement to address the possible effect of the offering on the price of the stock.

In connection with the Company’s selling efforts in the offering, our Chief Executive Officer Jacksaa Tan, will not register as broker-dealers pursuant to Section 15 of the Exchange Act, but rather will rely upon the “safe harbor” provisions of SEC Rule 3a4-1, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Generally speaking, Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an offering of the issuer’s securities. Mr. Tan is not subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act. Mr. Tan will not be compensated in connection with his participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities. Our Chief Executive Officer, Jacksaa Tan, is not, nor has been within the past 12 months, a brokers or dealer, and has not, nor has been within the past 12 months, an associated person of a broker or dealer. At the end of the offering, Mr. Tan will continue to primarily perform substantial duties for the Company or on its behalf otherwise than in connection with transactions in securities. Our Chief Executive Officer, Jacksaa Tan will not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on Exchange Act Rule 3a4-1(a)(4)(i) or (iii).

The Company will receive all proceeds from the sale of the 50,000,000 shares being offered on behalf of the Company itself. The proceeds from the 6,623,000 shares held by selling shareholders, if sold, will not go to the Company, but will go to the shareholders directly. The price per share is fixed at $0.50 for the duration of this offering. Although our common stock is not listed on a public exchange or quoted over-the counter, we intend to seek to have our shares of common stock quoted on the OTC Marketplace. In order to be quoted on the OTC Marketplace a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, nor can there be any assurance that such an application for quotation will be approved. However, sales by the Company and selling shareholders must be made at the fixed price of $0.50 for the duration of this offering. The Company will not offer its shares for sale through underwriters, dealers, agents or anyone who may receive compensation in the form of underwriting discounts, concessions or commissions from the Company and/or the purchasers of the shares for whom they may act as agents. The shares of common stock sold by the Company and the selling shareholders may be occasionally sold in one or more transactions; all shares sold under this prospectus will be sold at a fixed price of $0.50 per share.

In order to comply with the applicable securities laws of certain states, the securities will be offered or sold in those states only if they have been registered or qualified for sale; an exemption from such registration or if qualification requirement is available and with which the Company has complied.

In addition, and without limiting the foregoing, the Company will be subject to applicable provisions, rules and regulations under the Exchange Act with regard to security transactions during the period of time when this Registration Statement is effective.

The Company will pay all expenses incidental to the registration of the shares (including registration pursuant to the securities laws of certain states), which we expect to be approximately, $62,000.

The Company intends to use proceeds from this offering to pay for offering expenses however, the Company may elect to use available cash reserves to pay for any offering expenses.

Procedures for Subscribing (Shares offered by us, “The Company”)

If you decide to subscribe for any shares in this offering that are offered by us, “The Company”, you must

- Execute and deliver a subscription agreement; and

- Deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be either made payable to (i) “Jaison Phyotchem, Inc.”, or (ii) an escrow agent as agreed to be used by the Company. Wire transfer and telegraphic transfer are also accepted. The Company will deliver stock certificates attributable to shares of common stock purchased directly to the purchasers within ninety (90) days of the close of the offering.

Right to Reject Subscriptions (Shares offered by us, “The Company”)

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected with letter by mail within 48 hours after we receive them.

In Regards to Shares sold by the Selling Shareholders

The selling shareholders are deemed to be underwriters of this offering. Any selling shareholder named herein is responsible, prior to reselling any shares registered herein that they may own, the Company’s prospectus.

A final summary prospectus, or statutory prospectus, must and will be delivered, at no cost, by any selling shareholder named herein to any potential purchaser of shares no later than upon receiving payment from the purchasing party for such shares. The prospectus must and will be provided to any beneficial owner to whom a prospectus is delivered, and a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus or contained in the registration statement, but not delivered within the prospectus itself, must and will be included.

If you decide to subscribe for any shares in this offering that are offered by the selling shareholders the selling shareholder(s) will inform you, “the purchaser”, of their preferred method of payment and the procedures they have for subscribing. Procedures may vary from shareholder to shareholder. It should be noted that we will in no way be affiliated with any private transactions in which our selling shareholders sell shares of their own common stock. Selling shareholders may or may not decide to reject subscriptions. This is at their own discretion. Selling Shareholders will be responsible for following any applicable laws or regulations in regards to the sale(s) of their own shares of common stock.

DESCRIPTION OF SECURITIES

We have authorized capital stock consisting of 3,000,000,000 shares of common stock, $0.01 par value per share (“Common Stock”). As of the date of this filing we have 2,690,910,200 shares of common stock issued and outstanding.

Common Stock

The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the board from time to time may determine. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders.

There is no cumulative voting of the election of directors then standing for election. The Common Stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors.

Preferred Stock

At this time, we have no preferred stock authorized.

Options and Warrants

None.

Convertible Notes

None.

Dividend Policy

We have not paid any cash dividends to shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Transfer Agent

Our transfer agent is Transhare Corporation, which is located at Bayside Center 1, 17755 US Highway 19 N, Suite 140, Clearwater, FL 33764. TransShare is a registered transfer agent with the Securities and Exchange Commission.

Sales Pursuant to Rule 144

Any shares of common stock covered by this prospectus, which may qualify for sale pursuant to Rule 144 under the Securities Act, may be sold under Rule 144 rather than pursuant to this prospectus.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for 90 days, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for a least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for 90 days, our affiliates or persons selling shares on behalf of our affiliates who own shares that were acquired from us or an affiliate of ours at least six months prior to the proposed sale are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal 26,909,102 shares as of the date of this Prospectus: or
•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Penny Stock Regulation

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share. Such securities are subject to rules that impose additional sales practice requirements on broker-dealers who sell them. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As the Shares immediately following this Offering will likely be subject to such penny stock rules, purchasers in this Offering will in all likelihood find it more difficult to sell their Shares in the secondary market.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the shares of common stock offered hereby will be passed upon for us by Carl P. Ranno Esq.

The financial statements included in this prospectus and the registration statement have been audited by Onestop Assurance PAC, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

REPORTS TO SECURITIES HOLDERS

We will and will continue to make our financial information equally available to any interested parties or investors through compliance with the disclosure rules of Regulation S-K for a smaller reporting company under the Securities Exchange Act. In addition, we will file Form 8-K and other proxy and information statements from time to time as required. The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

DESCRIPTION OF FACILITIES

Our business is located within a high-rise flatted factory at 1 Kaki Bukit Ave 3, #09-11, KB-1, Singapore 416087. It is owned by Superbee Network Singapore Pte Ltd, which leases us the space pursuant to a 3-year tenancy agreement at a monthly cost of $3,000 per month with the first year rent free. Our tenancy agreement with Superbee Network Singapore Pte Ltd began on January 1, 2020. The property in which we operate is pictured above.

The property is comprised of 2,400 square feet divided into 700 square feet of executive and administrative offices, 1,000 square feet of production space, and 700 square feet of storage space.

LEGAL PROCEEDINGS

From time to time, we may become party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business. We are not currently involved in legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations. We may become involved in material legal proceedings in the future.

PATENTS AND TRADEMARKS

On January 3, 2020 we entered into an “Industrial Design License Agreement” with Superbee, whereas Superbee licensed to us the legal rights to use their design and packaging of plastic honey straws, that are used to house honey for future consumption directly from the packaging container. Pursuant to this agreement we paid a one time fee of $1,080,000 to Superbee and agreed to pay a yearly royalty to Superbee depending on our gross sales. The annual royalty to be paid to Superbee is based upon 20% of our gross sales, with regard to the amount of our gross sales exceeding $6,000,000 per annum in United States dollars. If we generate $6,000,000 or less in gross sales per annum there is no royalty fee due to Superbee for that annual period. The aforementioned industrial Design License Agreement covers the registered design and packaging of honey in straw shape that may be offered within the EU, Hong Kong and Malaysia where the novelty representation/features of the design(s) for which novelty is claimed are the shape, configuration, pattern, ornamentation and/or the combination thereof.

Superbee Network Singapore Pte Ltd is the patent holder in Singapore for the design and manufacturing rights of our honey sealing machine that we use to package our honey into ‘honey straws’. On May 25, 2020, we entered into a Patent License Agreement with Superbee whereas they licensed us the rights to their pending patent on the design and manufacturing of the honey sealing machine so that we may create, and resell such machines for our own benefit. In consideration of the Patent License Agreement we paid Superbee a one time fee of $25,000,000. Pursuant to the aforementioned agreement, we are obligated to pay Superbee an annual royalty fee of 25% of our gross sales for any amount over $2,500,000, that we generated as the result of the revenue from the sale(s) of such machines. Machines we may create for our own use, from this licensing agreement, are not subject to any royalty provisions and are not factored into our gross revenues in any capacity as it relates to this agreement, unless of course they are subsequently resold.

DIRECTORS AND EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Biographical information regarding the officers and directors of the Company, who will continue to serve as officers and Directors of the Company are provided below:

Officer Biographies

NAME	AGE	POSITION
Jacksaa Tan	60	Chairman, President, Chief Executive Officer and Director
Hui Eng Ling	46	Secretary, Treasurer, Chief Financial Officer and Director

Jacksaa Tan– Chief Executive Officer and Director

Since our inception on June 17, 2019, Jacksaa Tan has served as our Chief Executive Officer, Co-Founder, and Chairman of our Board of Directors. From February 02, 2000 to present, he has served as an Executive Director of Superbee Network Singapore Pte Ltd. In 2009, he established Pharmaceutical OEM Australia Pty Ltd in Sydney, Australia, a private corporation which was sold in 2010. In 2011, he founded, and to the present date remains with, Get Effective Products in Singapore, which is structured as a contract manufacturer for pharmaceutical products. At Get Effective Products he designed the factory, and handled GMP, HACCP and ISO9001 compliance.

In 1987 he graduated with a Bachelor of Science in Electronic and Computer Engineering from Central State University located in Ohio, USA. Subsequently, he worked for Motorola, SingTel and Thales in engineering and management positions from 1983 to 2000, during which time he implemented and managed several projects relating to oil refineries and airports.

In 1999 he obtained a Master of Business Administration, with a specialization in Project Management, at University of Southern Queensland in Australia. He is also a certified Project Management Professional with the Project Management Institute since 1999 and has more than 35 years of experience in startup projects and businesses, including aviation systems, tourism to infrastructure.

He participated in the UN mission to eradicate the poppy plantation in the Golden Triangle in 2001. He launched a smallholder beekeeping project in Laos PDR to convert the poppy plantation into flowering plants for foraging bees. He bought hundreds of Langstroth beehives from the Beekeeping Association of Vietnam and gave them free to the workers, who lost their jobs in the poppy plantation, and offer to buy back their honey harvested from their hives. The Government of Laos PDR eventually saw his passion to alleviate the poverty of the rural population and engage Superbee Network Singapore Pte Ltd, a company that he founded in Singapore, to develop 500 smallholder beekeeping business in the Houaphanh province, Lao PDR. All of the aforementioned activities within this paragraph occurred between 2001 to 2004.

Hui Eng Ling– Chief Financial Officer and Director

Hui Eng Ling has served as our Co-Founder, Chief Financial Officer, and Director since our inception on June 17 2019. Prior to June 17, 2019, Hui Eng Ling was, and still is, an Executive Director of Superbee Network Singapore Pte Ltd, a company operating and formed in Singapore on February 2, 2000, and which is also our licensor. She was also a Director of Pharmaceutical OEM Australia Pty Ltd based in Sydney, Australia from 2009 until 2010, at which time such entity was sold.

She graduated with a Bachelor of Electrical and Electronic Engineering from Salford University, UK in 1998. Subsequently, Hui Eng began her career as a Metrologist with Thomson-CSF, now known as Thales, in Singapore until her departure in February of 2000. Her job at Thomson-CSF entailed precision and accuracy with the measurement and calibration of measuring equipment developing the use of measuring equipment and their uncertainties of measure as a standard procedure to be used in the laboratory. In 2005, she received a Master of Business Administration from Southern Cross University located in New South Wales, Australia. She was later admitted into the Singapore Laboratory Accreditation Council as an approved signatory for Measurement and Metrology.

Beginning in 2005, she applied her skills to measuring honey and pharmaceutical products, researching the measurement of oral products for safe and timely consumption and cross contamination during processes from farm to fork or hive to jar, during which time contamination can occur from Physical, Chemical and Microbiological hazards. She then developed policies and procedures to be supplemented into the Quality Management System of Get Effective Products Industry when it was formed in 2011 in Singapore. These policies and procedures entail focus on the identification and removal of such hazards. Hui Eng has developed and implemented an integrated quality management system for our operations, standardizing every activity from the import, manufacture, assembly, packaging, reassembly, distribution and sale of the Honey Straw Products. In between each step, she also delineated procedures to identify hazards.

Corporate Governance

The Company promotes accountability for adherence to honest and ethical conduct; endeavors to provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company; and strives to be compliant with applicable governmental laws, rules and regulations. The Company has not formally adopted a written code of business conduct and ethics that governs the Company’s employees, officers and Directors as the Company is not required to do so.

In lieu of an Audit Committee, the Company’s Board of Directors, is responsible for reviewing and making recommendations concerning the selection of outside auditors, reviewing the scope, results and effectiveness of the annual audit of the Company's financial statements and other services provided by the Company’s independent public accountants. The Board of Directors, the Chief Executive Officer and the Chief Financial Officer of the Company review the Company's internal accounting controls, practices and policies.

Committees of the Board

Our Company currently does not have nominating, compensation, or audit committees or committees performing similar functions nor does our Company have a written nominating, compensation or audit committee charter. Our Directors believe that it is not necessary to have such committees, at this time, because the Directors can adequately perform the functions of such committees.

Audit Committee Financial Expert

Our Board of Directors has determined that we do not have a board member that qualifies as an “audit committee financial expert” as defined in Item 407(D)(5) of Regulation S-K, nor do we have a Board member that qualifies as “independent” as the term is used in Item 7(d)(3)(iv)(B) of Schedule 14A under the Securities Exchange Act of 1934, as amended, and as defined by Rule 4200(a)(14) of the FINRA Rules.

We believe that our Directors are capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. The Directors of our Company does not believe that it is necessary to have an audit committee because management believes that the Board of Directors can adequately perform the functions of an audit committee. In addition, we believe that retaining an independent Director who would qualify as an "audit committee financial expert" would be overly costly and burdensome and is not warranted in our circumstances given the stage of our development and the fact that we have not generated any positive cash flows from operations to date.

Involvement in Certain Legal Proceedings

Our Directors and our Executive Officers have not been involved in any of the following events during the past ten years:

1.	bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or
4.	being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.
5.	Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;
6.	Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;
7.	Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:(i) Any Federal or State securities or commodities law or regulation; or(ii) Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or(iii) Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
8.	Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Independence of Directors

We are not required to have independent members on our Board of Directors, and do not anticipate having independent Directors until such time as we are required to do so.

Code of Ethics

We have not adopted a formal Code of Ethics. The Board of Directors evaluated the business of the Company and the number of employees and determined that since the business is operated by a small number of persons, general rules of fiduciary duty and federal and state criminal, business conduct and securities laws are adequate ethical guidelines. In the event our operations, employees and/or Directors expand in the future, we may take actions to adopt a formal Code of Ethics.

Shareholder Proposals

Our Company does not have any defined policy or procedural requirements for shareholders to submit recommendations or nominations for Directors. The Board of Directors believes that, given the stage of our development, a specific nominating policy would be premature and of little assistance until our business operations develop to a more advanced level. Our Company does not currently have any specific or minimum criteria for the election of nominees to the Board of Directors and we do not have any specific process or procedure for evaluating such nominees. The Board of Directors will assess all candidates, whether submitted by management or shareholders, and make recommendations for election or appointment.

A shareholder who wishes to communicate with our Board of Directors may do so by directing a written request addressed to our President, at the address appearing on the first page of this Information Statement.

EXECUTIVE COMPENSATION

Summary Compensation Table:

Name and principal position (a)	Year ended December 31, (b)	Salary ($) (c)	Bonus ($) (d)	Stock Compensation ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Jacksaa Tan Title: Chairman, President, Chief Executive Officer and Director	2021	-	-	-	-	-	-	-	-
	2020	-	-	-	-	-	-	-	-
Jacksaa Tan Title: Secretary, Treasurer, Chief Financial Officer and Director	2021	-	-	-	-	-	-	-	-
	2020	-	-	-	-	-	-	-	-

Additional Information

Our officers and directors, Jacksaa Tan and Hui Eng Ling are also directors of Superbee Network Singapore Pte Ltd. Together they collectively control approximately 99% of Superbee.

We rely entirely on staffing provided by Superbee to manufacturer, package, and sell our honey straws we currently offer throughout Asia.

Summary of Compensation

Stock Option Grants

We have not granted any stock options to our executive officers since our incorporation.

Employment Agreements

We do not have an employment or consulting agreement with our Officers or Directors.

Director Compensation

Our Board of Directors does not currently receive any consideration for their services as members of the Board of Directors. The Board of Directors reserves the right in the future to award the members of the Board of Directors cash or stock based consideration for their services to the Company, which awards, if granted shall be in the sole determination of the Board of Directors.

Executive Compensation Philosophy

Our Board of Directors determines the compensation given to our executive officers in their sole determination. Our Board of Directors reserves the right to pay our executives or any future executives a salary, and/or issue them shares of common stock issued in consideration for services rendered and/or to award incentive bonuses which are linked to our performance, as well as to the individual executive officer’s performance. This package may also include long-term stock based compensation to certain executives, which is intended to align the performance of our executives with our long-term business strategies. Additionally, while our Board of Directors has not granted any performance base stock options to date, the Board of Directors reserves the right to grant such options in the future, if the Board in its sole determination believes such grants would be in the best interests of the Company.

Incentive Bonus

The Board of Directors may grant incentive bonuses to our executive officer and/or future executive officers in its sole discretion, if the Board of Directors believes such bonuses are in the Company’s best interest, after analyzing our current business objectives and growth, if any, and the amount of revenue we are able to generate each month, which revenue is a direct result of the actions and ability of such executives.

Long-term, Stock Based Compensation

In order to attract, retain and motivate executive talent necessary to support the Company’s long-term business strategy we may award our executives and any future executives with long-term, stock-based compensation in the future, at the sole discretion of our Board of Directors, which we do not currently have any immediate plans to award.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits to our directors or executive officers. We have no material bonus or profit-sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the board of directors or a committee thereof.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of September 21, 2021 the Company has 2,690,910,200 shares of Common Stock issued and outstanding which number of issued and outstanding shares of common stock have been used throughout this report.

The below percentages are rounded to the nearest hundredths place.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Common Stock Voting Percentage Beneficially Owned	Total Voting Percentage Beneficially Owned
Executive Officers and Directors
Jacksaa Tan Title: Chairman, President, Chief Executive Officer and Director	2,013,215,400	74.82%	74.82%
Hui Eng Ling Title: Secretary, Treasurer, Chief Financial Officer and Director	671,071,800	24.94%	24.94%
5% or Greater Shareholders
None	-	-	-

Notes:

1.	The address for our Officers and Directors is our corporate address at: No.1 Kaki Bukit Avenue 3, #09-11, KB-1, Singapore 416087

Beneficial ownership in the table above has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On June 17, 2019, Mr. Jacksaa Tan was appointed as Chairman, President, Chief Executive Officer and a member of our Board of Directors.

On June 17, 2019, Ms. Hui Eng Ling was appointed as Secretary, Treasurer, Chief Financial Officer and a member of our Board of Directors.

On June 19, 2019, the Company issued 750,000 shares of restricted common stock, each at par value of $0.01 per share, to Mr. Jacksaa Tan for initial working capital of $7,500.

On June 19, 2019, the Company issued 250,000 shares of restricted common stock, each at par value of $0.01 per share, to Ms. Hui Eng Ling for initial working capital of $2,500.

Our officers and directors, Jacksaa Tan and Hui Eng Ling are also directors of Superbee Network Singapore Pte Ltd. Together they collectively control approximately 99% of Superbee. As a result, we believe the below to be deemed related party transactions.

On or about January 3, 2020, we procured approximately 1.2 million dollars in physical assets from Superbee Network Singapore Pte Ltd, a Singapore Company ("Superbee"). The aforementioned assets were paid for in their entirety by our directors. The physical assets acquired were comprised predominantly of office equipment, furniture, and manufacturing equipment. Of the aforementioned assets acquired, the most expensive, valued at approximately 1 million USD, were 400 machines used for the packaging and sealing of honey straws. ‘Honey straws’ are small plastic containers filled with honey.

On January 3, 2020, we entered into an “Industrial Design License Agreement” with Superbee, whereas Superbee licensed to us the legal rights to use their design and packaging of plastic honey straws, that are used to house honey for future consumption directly from the packaging container. Pursuant to this agreement we paid a one time fee of $1,080,000 to Superbee and agreed to pay a yearly royalty to Superbee depending on our gross sales. The annual royalty to be paid to Superbee is based upon 20% of our gross sales, with regard to the amount of our gross sales exceeding $6,000,000 per annum in United States dollars. If we generate $6,000,000 or less in gross sales per annum there is no royalty fee due to Superbee for that annual period. The aforementioned industrial Design License Agreement covers the registered design and packaging of honey in straw shape that may be offered within the EU, Hong Kong and Malaysia where the novelty representation/features of the design(s) for which novelty is claimed are the shape, configuration, pattern, ornamentation and/or the combination thereof.

Superbee Network Singapore Pte Ltd is the patent holder in Singapore for the design and manufacturing rights of our honey sealing machine that we use to package our honey into ‘honey straws’. On May 25, 2020, we entered into a Patent License Agreement with Superbee whereas they licensed us the rights to their pending patent on the design and manufacturing of the honey sealing machine so that we may create, and resell such machines for our own benefit. In consideration of the Patent License Agreement we paid Superbee a one time fee of $25,000,000. Pursuant to the aforementioned agreement, we are obligated to pay Superbee an annual royalty fee of 25% of our gross sales for any amount over $2,500,000, that we generated as the result of the revenue from the sale(s) of such machines. Machines we may create for our own use, from this licensing agreement, are not subject to any royalty provisions and are not factored into our gross revenues in any capacity as it relates to this agreement, unless of course they are subsequently resold.

At this time, we operate as a US legal entity in Singapore and we share the same business address as Superbee Network Singapore Pte Ltd. Superbee leases us our office/ factory space pursuant to a 3-year tenancy agreement at a monthly cost of $3,000 per month with the first year rent free. We entered into this agreement for tenancy with Superbee on January 1, 2020.

We currently only have two employees, comprised of our officers and directors. We rely entirely on staffing provided by Superbee to manufacturer, package, and sell our honey straws we currently offer throughout Asia. From time to time we also rely on Superbee to collect payments on our behalf, and to prepay or cover any associated operating expenses we may incur. Superbee no longer manufactures or resells honey straws for their own benefit, however it has a long history and experience within the industry. Superbee has shared with us their contacts, distribution channels, and honey suppliers which we believe will continue to prove beneficial moving forward as we continue to offer honey straws throughout Asia. Currently, we sell our products within 10 countries worldwide.

On December 30, 2020, the Company issued 2,012,465,400 shares of restricted common stock to Mr. Jacksaa Tan, each at par value of $0.01 per share, to redeem a debt of $20,124,654 owed to Mr. Jacksaa Tan.

On December 30, 2020, the Company issued 670,821,800 shares of restricted common stock to Ms. Hui Eng Ling, each with a par value of $0.01 per share, to redeem a debt of $6,708,218 owed to Ms. Hui Eng Ling.

 In March of 2020, the Company sold shares to various family members of our Officers and Directors at par value, $0.01 per share. The familial relationships of the shareholders with our officers and directors can be found herein under the chart, titled “Selling Shareholders” on page 21.

In regards to all of the above transactions we claim an exemption from registration afforded by Regulation S of the Securities Act of 1933, as amended ("Regulation S") for the above sales of the stock since the sales of the stock were made to non-U.S. persons (as defined under Rule 902 section (k)(2)(i) of Regulation S), pursuant to offshore transactions, and no directed selling efforts were made in the United States by the issuer, a distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing.

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we have not adopted formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officers, Directors and significant stockholders. We intend to establish formal policies and procedures in the future, once we have sufficient resources and have appointed additional Directors, so that such transactions will be subject to the review, approval or ratification of our Board of Directors, or an appropriate committee thereof. On a moving forward basis, our Directors will continue to approve any related party transaction.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Below is the aggregate amount of fees billed for professional services rendered by our principal accountants with respect to our last two fiscal years and any interim periods ended thereafter. Our most recent quarter end is June 30, 2021.

From Inception (June 17, 2019) through June 30, 2021
Audit Fees	$22,500
Audit related fees	5,800
Tax fees	-
All other fees	-
Total	$28,300

All of the professional services rendered by principal accountants for the audit of our annual financial statements that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for last two fiscal years were approved by our board of directors.

MATERIAL CHANGES

None.

FINANCIAL STATEMENTS AND EXHIBITS

INDEX TO FINANCIAL STATEMENTS

Page
Audited Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F2
BALANCE SHEETS	F3
STATEMENT OF OPERATIONS	F4
STATEMENT OF STOCKHOLDERS’ EQUITY	F5
STATEMENT OF CASH FLOWS	F6
NOTES TO THE FINANCIAL STATEMENTS	F7 - F9

- F1 -

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

JAISON PHYTOCHEM INC.

To the Board of Directors and Stockholders of Jaison Phytochem, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Jaison Phytochem, Inc. (the “Company”) as of June 30, 2021, the related statement of operations and comprehensive loss, changes in stockholders equity and cash flows for the period from June 17, 2019 (inception) through June 30, 2021 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as at June 30, 2021 and the results of its operations and its cash flows for the period from June 17, 2019 (inception) through June 30, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Onestop Assurance PAC

We have served as the Company’s auditor since 2020.

Singapore

August 25, 2021

- F2 -

JAISON PHYTOCHEM, INC.

BALANCE SHEET

	As at June 30	Years Ended December 31
	2021	2020	2019
	US$	US$	US$
ASSETS
CURRENT ASSETS
Cash and cash equivalent	580,753	349,378	10,000
Inventories	93,583	31,645	-
TOTAL CURRENT ASSETS	674,336	381,023	10,000

Property, plant and equipment	827,626	936,835	-
Right of use asset	33,190	44,254	-
Intangible assets	24,545,641	25,230,705	-
TOTAL ASSETS	26,080,793	26,592,817	10,000

LIABILITIES
CURRENT LIABILITIES
Accrued expenses	45,145	-	-
Lease liability – current	34,535	33,853	-
TOTAL CURRENT LIABILITIES	79,680	33,853	-

Lease liability – non-current	17,792	35,232	-
TOTAL LIABILITIES	97,472	69,085	-

STOCKHOLDERS’ EQUITY
Common stock $0.01 par value, 3,000,000,000 shares, 3,000,000,000 shares and 1,500,000,000 shares authorized as at June 30, 2021, December 31, 2020 and 2019, respectively 2,690,910,200 shares, 2,690,837,200 shares and 1,000,000 shares issued and outstanding as at June 30, 2021, December 31, 2020 and 2019, respectively	26,909,102	26,908,372	10,000
Additional paid-in capital	264,920	262,000	-
Accumulated deficits	(1,190,701)	(646,640)	-
TOTAL STOCKHOLDERS’ EQUITY	25,983,321	26,523,732	10,000
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	26,080,793	26,592,817	10,000

The accompanying notes form an integral part of these financial statements.

- F3 -

JAISON PHYTOCHEM, INC.

STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

	As at June 30	Years Ended December 31
	2021	2020	2019
	US$	US$	US$

Revenue	726,000	1,227,936	-
Cost of revenue	(1,158,726)	(1,707,821)	-
Gross loss	(432,726)	(479,885)	-

Operating Expenses
General and administrative expenses	(111,335)	(166,755)	-
Loss Before Income Tax	(544,061)	(646,640)	-
Income tax expenses	-	-	-
Net Loss	(544,061)	(646,640)	-

Loss per share:
Basic and diluted net loss per common share	(0.00)	(0.00)	(0.00)

Basic and diluted weighted average number of shares outstanding	2,690,861,534	230,065,600	1,000,000

The accompanying notes form an integral part of these financial statements.

- F4 -

JAISON PHYTOCHEM, INC.

STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE FINANCIAL PERIOD ENDED JUNE 30, 2021

	Common stock		Additional paid-in	Accumulated
	No. of shares	Amount	capital	deficits	Total
		US$	US$	US$	US$

Balance at June 17,2019 (Inception)	-	-	-	-	-
Issuance of common stock	1,000,000	10,000	-	-	10,000
Net loss	-	-	-	-	-
Balance at December 31,2019	1,000,000	10,000	-	-	10,000
Issuance of common stock	2,689,837,200	26,898,372	262,000	-	27,160,372
Net loss	-	-	-	(646,640)	(646,640)
Balance at December 31,2020	2,690,837,200	26,908,372	262,000	(646,640)	26,523,732
Issuance of common stock	73,000	730	2,920	-	3,650
Net loss	-	-	-	(544,061)	(544,061)
Balance at June 30, 2021	2,690,910,200	26,909,102	264,920	(1,190,701)	25,983,321

The accompanying notes form an integral part of these financial statements.

- F5 -

JAISON PHYTOCHEM, INC.

STATEMENT OF CASH FLOWS FOR

THE FINANCIAL PERIOD ENDED JUNE 30, 2021

	As at June 30	Years Ended December 31
	2021	2020	2019
	US$	US$	US$

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	(544,061)	(646,640)	-
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation of property, plant and equipment	109,209	218,418	-
Depreciation of right of use asset	11,064	22,127
Amortization	685,064	849,295	-
Changes in operating assets and liabilities
Inventories	(61,938)	(31,645)	-
Accrued expenses	45,145	-	-
Lease liability	(16,758)	69,085	-
Net generated from operating activities	227,725	480,640	-

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	-	(1,155,253)	-
Additions to right of use asset		(66,381)
Purchase of intangible assets	-	(26,080,000)	-
Net cash used in investing activities	-	(27,301,634)	-

CASH FLOWS FROM FINANCING ACTIVITY
Proceeds from the issuance of common stock	3,650	27,160,372	10,000
Net cash generated from financing activity	3,650	27,160,372	10,000

NET INCREASE IN CASH AND CASH EQUIVALENTS	231,375	339,378	10,000
Cash and cash equivalents, beginning of year	349,378	10,000	-
Cash and cash equivalents, end of year	580,753	349,378	10,000

The accompanying notes form an integral part of these financial statements.

- F6 -

1.	DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN

Jaison Phytochem, Inc., (“the Company”) was incorporated in Wyoming, USA on June 17, 2019 with its registered office and principal place of business at 1 Kaki Bukit Ave 3, #09-11 KB-1 Singapore, 416087. The main business of the Company includes business of general importers, manufacturers, exporters, distributors, retailers and commission agents.

During 2019, the company had no assets, business activities and employees. The company began operations on January 3, 2020.

On or about January 3, 2020, we procured approximately 1.2 million dollars in physical assets from Superbee Network Singapore Pte Ltd, a Singapore Company ("Superbee"). The aforementioned assets were paid for in their entirety by our directors. The physical assets acquired were comprised predominantly of office equipment, furniture, and manufacturing equipment. Of the aforementioned assets acquired, the most expensive, valued at approximately 1 million USD, were 400 machines used for the packaging and sealing of honey straws. ‘Honey straws’ are small plastic receptacle tubes filled with honey.

On January 3, 2020 we entered into an “Industrial Design License Agreement” with Superbee, whereas Superbee licensed to us the legal rights to use their design and packaging of plastic honey straws, that are used to house honey for future consumption directly from the packaging container. Pursuant to this agreement we paid a one time fee of $1,080,000 to Superbee and agreed to pay a yearly royalty to Superbee depending on our gross sales. The annual royalty to be paid to Superbee is based upon 20% of our gross sales, with regard to the amount of our gross sales exceeding $6,000,000 per annum in United States dollars. If we generate $6,000,000 or less in gross sales per annum there is no royalty fee due to Superbee for that annual period. The aforementioned industrial Design License Agreement covers the registered design and packaging of honey in straw shape that may be offered within the EU, Hong Kong and Malaysia where the novelty representation/features of the design(s) for which novelty is claimed are the shape, configuration, pattern, ornamentation and/or the combination thereof.

Superbee Network Singapore Pte Ltd is the patent holder in Singapore for the design and manufacturing rights of our honey sealing machine that we use to package our honey into ‘honey straws’. On May 25, 2020, we entered into a Patent License Agreement with Superbee whereas they licensed us the rights to their pending patent on the design and manufacturing of the honey sealing machine so that we may create, and resell such machines for our own benefit. In consideration of the Patent License Agreement we paid Superbee a one time fee of $25,000,000. Pursuant to the aforementioned agreement, we are obligated to pay Superbee an annual royalty fee of 25% of our gross sales for any amount over $2,500,000, that we generated as the result of the revenue from the sale(s) of such machines. Machines we may create for our own use, from this licensing agreement, are not subject to any royalty provisions and are not factored into our gross revenues in any capacity as it relates to this agreement, unless of course they are subsequently resold.

At this time, we operate as a US legal entity in Singapore and we share the same business address as Superbee Network Singapore Pte Ltd. Superbee leases us our office/ factory space pursuant to a 3-year tenancy agreement at a monthly cost of $3,000 per month with the first year rent free. We entered into this agreement for tenancy with Superbee on January 1, 2020.

We currently only have two employees, of which are our officers and directors. We rely entirely on staffing provided by Superbee to manufacturer, package, and sell our honey straws we currently offer throughout Asia. From time to time we also rely on Superbee to collect payments on our behalf, and to prepay or cover any associated operating expenses we may incur. Superbee no longer manufactures or resells honey straws for their own benefit, however it has a long history and experience within the industry. Superbee has shared with us their contacts, distribution channels, and honey suppliers which we believe will continue to prove beneficial moving forward as we continue to offer honey straws throughout Asia. Currently, we sell our products within 10 countries worldwide.

Risks and Uncertainties

The Company is subject to a number of risks similar to those of other companies of similar size in its industry, including, but not limited to, the need for successful development of products, the need for additional capital (or financing) to fund operating losses, competition from substitute products and services from larger companies, protection of proprietary technology, patent litigation, dependence on key individuals, and risks associated with changes in information technology.

Going Concern

The Company has incurred net losses, and utilized cash in operations since inception, has an accumulated deficits as at June 30, 2021, of US$1,190,701, as well as expects to incur future additional losses. The Company has cash available on hand and believes that this cash will be sufficient to fund operations and meet its obligations as they come due within one year from the date these financial statements are issued. In the event that the Company does not achieve revenue anticipated in its current operating plan, management has the ability and commitment to reduce operating expenses as necessary. The Company’s long-term success is dependent upon its ability to successfully raise additional capital, market its existing services, increase revenues, and, ultimately, to achieve profitable operations.

The Company’s financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

Liquidity and Future Funding Risk

The Company is in the early stages of business and has not generated revenue in excess of its expenses. The Company will likely operate at a loss until its business becomes established and the Company may require additional financing in order to fund future operations and expansion plans. The Company's ability to secure any required financing to sustain operations will depend in part upon prevailing capital market conditions and business success. There can be no assurance that the Company will be successful in its efforts to secure any additional financing or additional financing on terms satisfactory to management. If additional financing is raised by issuance of additional shares, control may change and shareholders may suffer dilution. If adequate funds are not available, or are not available on acceptable terms, the Company may be required to scale back its current business plan or cease operating.

- F7 -

Covid-19 Pandemic Risk

The recent outbreak of the COVID-19 coronavirus has spread across the globe and is impacting worldwide economic activity. A pandemic, including COVID-19, or other public health epidemic, poses the risk that we or our employees, suppliers, manufacturers and other partners may be prevented from conducting business activities for an indefinite period of time, including due to the spread of the disease or shutdowns that may be requested or mandated by governmental authorities.

While it is not possible at this time to estimate the full impact that COVID-19 could have on our business, the continued spread of COVID-19 could disrupt our clinical trials, supply chain and the manufacture or shipment of our products, and other related activities, which could have a material adverse effect on our business, financial condition and results of operations.

COVID-19 has also had an adverse impact on global economic conditions which could impair our ability to raise capital when needed. While we have not yet experienced any disruptions in our business or other negative consequences relating to COVID-19, the extent to which the COVID-19 pandemic impacts our results will depend on future developments that are highly uncertain and cannot be predicted.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Preparation

These financial statements (“financial statements”) have been prepared in conformity with accounting principles generally accepted in the United States of America, or US GAAP.

The Company’s functional and reporting currency is the United States Dollars (“US$”).

Use of Estimates

The Company’s financial statements have been prepared in accordance with US GAAP and this requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. The significant areas requiring the use of management estimates include, but not limited to estimated useful life and residual value of property, plant and equipment and impairment of long-lived assets. Although these estimates are based on management’s knowledge of current events and actions management may undertake in the future, actual results may ultimately differ from those estimates and such differences may be material to our financial statements.

Impairment of Long-Lived Assets

In accordance with the ASC 360-10, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets, such as property, plant and equipment and purchased intangibles subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, or it is reasonably possible that these assets could become impaired as a result of technological or other industrial changes. The determination of recoverability of assets to be held and used is made by comparing the carrying amount of an asset to future undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

Fair Value of Financial Instruments

The Company has adopted FASB ASC Topic on Fair Value Measurements and Disclosures (“ASC 820”), which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. ASC 820 establishes a three-level valuation hierarchy of valuation techniques based on observable and unobservable input, which may be used to measure fair value and include the following:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Input other than Level 1 that is observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other input that is observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable input that is supported by little or no market activity and that is significant to the fair value of the assets or liabilities.

Our cash and cash equivalents are classified within level 1 of the fair value hierarchy because they are value using quoted market price.

Earnings (Loss) Per Share

The Company complies with the accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period, excluding common stock subject to forfeiture.

At June 30, 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted loss per common share is the same as basic loss per common share for the period presented.

Cash and Cash Equivalents

Cash and cash equivalents included cash on hand and demand deposits placed with banks or other financial institutions, which are unrestricted as to withdrawal and use and with an original maturity of three months or less.

Inventories

Inventories consist of finished goods (which include trading goods held for resale). Inventories are valued at the lower of cost or net realizable value. We determine cost on the basis of the weighted average method. The Company periodically reviews inventories for obsolescence and any inventories identified as obsolete are written off.

Revenue Recognition

We apply the five steps defined under ASC 606: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation. Revenue is recognized upon the transfer of control of promised goods or services to a customer.

- F8 -

Sale of goods

Revenue is recognized at a point in time when the performance obligation is satisfied by transferring a promised good or service to the customer and all criteria for acceptance have been satisfied. Control of the goods is transferred to the customer, generally on delivery of the goods (in this respect, incoterms are considered).

The Company does not make any significant judgment in determination of the amount and timing of revenue from contracts with customers.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation and any impairment losses. Depreciation is computed using the straight-line method over the useful lives of the assets. Major renewals and betterments are capitalized and depreciated; maintenance and repairs that do not extend the life of the respective assets are expensed as incurred. Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in the statements of income and comprehensive income.

Depreciation related to property, plant and equipment used in production is reported in cost of sales. Property, plant and equipment are depreciated over their estimated useful lives as follows:

Useful lives

Furniture, fixture and fitting	3 years
Office equipment	3 years
Computer	3 years
Machinery and equipment	3-6 years
Industrial leasehold	3 years

Depreciation expense included in general and administration expenses as at June 30, 2021 and for the year ended December 31, 2020 was US$19,824 and US$39,647 respectively. Depreciation expense included in cost of sales as at June 30, 2021 and for the year ended December 31, 2020 was US$89,385 and US$178,771, respectively.

Intangible Assets

Acquired intangible assets are recognized based on their cost to the Company, which generally includes the transaction costs of the asset acquisition, and no gain or loss is recognized unless the fair value of noncash assets given as consideration differs from the assets’ carrying amounts on the Company’s book. These assets are amortized over their useful lives if the assets are deemed to have a finite life and they are reviewed for impairment by testing for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. The fair value of an intangible asset is the amount that would be determined if the entity used the assumptions that market participants would use if they were pricing the intangible asset. The useful life of the Company’s intangible assets is determined by using the time period that an intangible is estimated to contribute directly or indirectly to a Company’s future cash flows. The useful life of the Company’s intangible assets as follow:

Useful lives

Industrial Design licenses for EU, Hong Kong and Malaysia	2-13 years
Patent license	20 years

Amortization expense included in cost of sales as at June 30, 2021 and for the year ended December 31, 2020 was US$685,064 and US$849,295, respectively.

Income Taxes

We use the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

ASC Topic 740-10-30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740-10-25 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. We have no material uncertain tax positions for any of the reporting periods presented.

Lease

On January 1, 2020, the Company adopted ASC 842 and related standards, which introduced a lessee model that requires entities to recognize assets and liabilities for most leases, but recognize expenses on their income statements in a manner similar to current accounting, thus operating lease right-of-use assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. For short-term leases with an initial lease term of 12 months or less and with purchase options we are reasonably certain will not be exercised. As a lessee, the Company leases office building.

The Company adopted the standard under a modified retrospective approach as of the date of adoption and elected to apply several of the available practical expedients.

Adoption of the leasing standard resulted in the recognition of operating right-of-use assets of US$44,254 and operating lease liabilities of US$52,327 as at December 31, 2020. These amounts were determined based on the present value of the remaining lease payments, discounted using the Company’s incremental borrowing rate as of date of adoption. There was no material impact to the timing of expenses or income recognition in the Company’s statement of operations and comprehensive loss. Disclosures about the Company’s leasing activities are presented in Note 5, leases.

- F9 -

3.	PROPERTY, PLANT AND EQUIPMENT

	Office equipment	Furniture, fixture and fitting	Computer	Machinery and equipment	Total
	US$	US$	US$	US$	US$
Cost
At June 17, 2019 (Inception) and December 31, 2019	-	-	-	-	-

At January 1, 2020	-	-	-	-	-
Additions	15,985	100,071	2,885	1,036,312	1,155,253
At December 31, 2020	15,985	100,071	2,885	1,036,312	1,155,253

At January 1, 2021	15,985	100,071	2,885	1,036,312	1,155,253
Additions	-	-	-	-	-
At June 30, 2021	15,985	100,071	2,885	1,036,312	1,155,253

Accumulated depreciation
At June 17, 2019 (Inception) and December 31, 2019	-	-	-	-	-

At January 1, 2020	-	-	-	-	-
Depreciation	5,328	33,357	962	178,771	218,418
At December 31, 2020	5,328	33,357	962	178,771	218,418

At January 1, 2021	5,328	33,357	962	178,771	218,418
Depreciation	2,664	16,679	481	89,385	109,209
At June 30, 2021	7,992	50,036	1,443	268,156	327,627

Carrying amount
At December 31, 2019	-	-	-	-	-
At December 31, 2020	10,657	66,714	1,923	857,541	936,835
At June 30, 2021	7,993	50,035	1,442	768,156	827,626

4.	INTANGIBLE ASSETS

The intangible assets pertain to the licenses obtained by the Company to exclusively use of the Industrial Design for the packaging for honey in straw shape in the territory of EU, Hong Kong and Malaysia, and an Invention to manufacture and market the honey straw sealing machine.

	Industrial Design licenses for EU, Hong Kong and Malaysia	Patent license	Total
	US$	US$	US$
Cost
At June 17, 2019 (Inception) and December 31, 2019	-	-	-

At January 1, 2020	-	-	-
Additions	1,080,000	25,000,000	26,080,000
At December 31, 2020	1,080,000	25,000,000	26,080,000

At January 1, 2021	1,080,000	25,000,000	26,080,000
Additions	-	-	-
At June 30, 2021	1,080,000	25,000,000	26,080,000

Accumulated amortization
At June 17, 2019 (Inception) and December 31, 2019	-	-	-

At January 1, 2020	-	-	-
Amortization	120,128	729,167	849,295
At December 31, 2020	120,128	729,167	849,295

At January 1, 2021	120,128	729,167	849,295
Amortization	60,064	625,000	685,064
At June 30, 2021	180,192	1,354,167	1,534,359

Carrying amount
At December 31, 2019	-	-	-
At December 31, 2020	959,872	24,270,833	25,230,705
At June 30, 2021	809,808	23,645,833	24,545,641

As at June 30, 2021, the Company has positive equity and the Company elected to perform qualitative assessment to determine if it was more likely than not that the fair value of the reporting unit exceeded its carrying value. The qualitative assessment indicated that it was more likely than not that the fair value of the reporting unit exceeded its carrying value, resulting in no impairment.

5.	LEASES

Company as lessee

The Company has obligation as a lessee for office space with noncancelable term of three years. The Company classified this as operating lease. This lease does not contain renewal. The Company’s leases do not include termination options for either party to the lease or restrictive financial or other covenants. Payments due under the lease contracts include fixed payments.

Leases are classified as operating leases at the lease commencement date. Lease expense on operating leases and short-term leases is recognized on a straight-line basis over the lease term. Right-of-use assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligations to make lease payments arising from the lease. Right-of-use assets and lease liabilities are recognized at the lease commencement date based on the estimated present value of the lease payments over the lease term.

The Company uses its incremental borrowing rate at lease commencement to calculate the present value of lease payments when the rate implicit in a lease is not known. The Company’s incremental borrowing rate is 4%.

Amount reported in the balance sheet as at June 30, 2021 was as follows:

Operating leases:

ROU assets US$33,190

Lease liabilities US$52,327

Other information related to leases as at June 30, 2021 was as follows:

Supplemental cash flow information:

Cash paid for amounts included in the measurement of lease liabilities:

Operating cash flow from operating leases US$18,000

Weighted average remaining lease term:

Operating leases 1.5 years

Weighted average discount rate:

Operating leases 4%

Operating lease right of use asset At June 17, 2019 (Inception) and December 31, 2019	Office Leasehold US$ -

At January 1, 2020	-
Additions	66,381
Depreciation	(22,127)
At December 31, 2020	44,254

At January 1, 2021	44,254
Depreciation	(11,064)
At June 30, 2021	33,190

Lease liabilities

	As at June 30	Years Ended December 31
	2021	2020	2019
	US$	US$	US$

Lease liability – current	34,535	33,853	-

Lease liability - non-current	17,792	35,232	-
Total	52,327	69,085	-

Maturities of lease liabilities under non-cancellable operating leases as at June 30, 2021 are as follows:

December 31, 2019	US$ -
December 31, 2020	US$69,085
June 30, 2021	US$52,327

Lease expenses

The components of total lease cost were as follows for the period ending:

	As at June 30	Years Ended December 31
	2021	2020	2019
	US$	US$	US$

Operating lease costs			-
Right-of-use asset amortization	11,064	22,127
Interest expense	1,243	2,704	-
Total lease cost	12,307	24,831	-

- F10 -

6.	ACCRUED EXPENSES

The amount of accrued expenses consisted of the following:

	As at June 30	Years Ended December 31
	2021	2020	2019
	US$	US$	US$

Accruals	45,415	-	-

7.	RELATED PARTY TRANSACTION

A related party is generally defined as:

(i)	any person that holds the Company’s securities including such person’s immediate families,
(ii)	the Company’s management,
(iii)	someone that directly or indirectly controls, is controlled by or is under common control with the Company, or
(iv)	anyone who can significantly influence the financial and operating decisions of the Company.

A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

During the year 2020, there are significant transactions with a company with common directors on terms agreed between the parties as follows: -

Name	Amount (US$)	Relationship	Note
Superbee Network Singapore Pte Ltd	1,221,634	Common directors and shareholders	Purchase of property, plant and equipment
	26,080,000		Purchase of intangible assets
Total	27,301,634

8.	COST OF REVENUE

Cost of revenue sold consists primarily of materials, depreciation and amortization, consulting and subcontractor costs associated with the delivery of our Honey Straws to our customers.

	As at June 30	Years Ended December 31
	2021	2020	2019
	US$	US$	US$

Materials	234,277	460,755	-
Consultation and subcontractor fees	150,000	219,000	-
Depreciation of property, plant and equipment	89,385	178,771	-
Amortization of intangible assets	685,064	849,295	-
Total	1,158,726	1,707,821	-

9.	GENERAL AND ADMINISTRATIVE EXPENSES

	As at June 30	Years Ended December 31
	2021	2020	2019
	US$	US$	US$

Advertising and promotional expenses	18,000	36,000	-
Depreciation of property and equipment	19,824	39,647	-
Depreciation of right-of-use asset	11,064	22,127
General expenses	17,662	30,713	-
Insurance	297	298	-
Internet services	635	1,551	-
Printing and stationery	-	36	-
Secretarial fees	13,800	900	-
Telephone charges	3,504	2,818	-
Transportation	1,196	3,370	-
Utility expenses	14,077	26,591	-
Project expenses	10,033	-	-
Interest expense	1,243	2,704	-
Total	111,335	166,755	-

10.	INCOME TAX

The Company is incorporated in the United States of America and is subject to United States federal taxation. No provisions for income taxes have been made, as the Company had no U.S. taxable income for the periods ended June 30, 2021, December 31, 2020 and December 31, 2019.

The Company operates in Singapore and files tax returns in the Singapore jurisdiction. The Singapore Corporate Tax rate is currently flat at 17%. As the company is a foreign incorporation, it does not have any tax exemption as a startup company. The company is also not issued with a Certificate of Residency, COR, in Singapore and is therefore subjected to any tax in Singapore.

11.	COMMON STOCK

Common stocks issued

As of December 31, 2019, the Company issued 1,000,000 common stock at US$0.01 per share for an aggregate gross proceeds of US$10,000.

In March 2020, the Company issued 6,550,000 common stocks at US$0.05 per share for an aggregate gross proceeds of US$327,500.

In addition, the Company issued 2,683,287,200 common stocks at US$0.01 per share for an aggregate gross proceeds of US$26,832,872 on December 30, 2020.

As of December 31, 2020, the Company issued 2,690,837,200 common stock for an aggregate gross proceeds of US$26,908,372.

In May 2021, the Company issued 73,000 common stock at US$0.05 per share for an aggregate gross proceeds of US$3,650.

As at June 30, 2021, the Company had a total of 2,690,910,200 common stock issued and outstanding for an aggregate gross proceeds of US$26,909,102.

12. SUBSEQUENT EVENTS

In accordance with ASC 855, the Company evaluated all of its activity through the issuance date of the financial statements and concluded that no other subsequent events have occurred that would require recognition or disclosure in the financial statements.

- F11 -

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs (assuming all shares are sold) of this offering are as follows:

SEC Registration Fee	$3,088.78
Auditor Fees and Accounting Expenses	$28,300.00
Consulting Fees and Other Related Expenses	$25,000.00
Legal Fees	$3,000.00
Transfer Agent Fees	$2,600.00
TOTAL	$61,988.78

(1) All amounts are estimates, other than the SEC’s registration fee. The above expenses are to be paid by the Company.

INDEMNIFICATION OF DIRECTOR AND OFFICERS

Under our Bylaws of the corporation, every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a Director or Officer of the Corporation, or is or was serving at the request of the Corporation as a Director or Officer of another Corporation, or as its representative in a partnership, joint venture, trust, or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Wyoming from time to time against all expenses, liability, and loss (including attorneys’ fees judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred or suffered by his in connection therewith. Such right of indemnification shall be a contract right, which may be enforced in any manner desired by such person. The expenses of Officers and Directors incurred in defending a civil or criminal action, suit, or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the Director or Officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation. Such right of indemnification shall not be exclusive of any other right which such Directors, Officers, or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of Stockholders, provision of law, or otherwise, as well as their rights under this Article.

Without limiting the application of the foregoing, the Board of Directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Wyoming, and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a Director or Officer of the Corporation, or is or was serving at the request of the Corporation as a Director or Officer of another Corporation, or as its representative in a partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person. The indemnification provided in this Article shall continue as to a person who has ceased to be a Director, Officer, Employee, or Agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

RECENT SALES OF UNREGISTERED SECURITIES

On June 19, 2019, the Company issued 750,000 shares of restricted common stock, each at par value of $0.01 per share, to Mr. Jacksaa Tan for initial working capital of $7,500.

On June 19, 2019, the Company issued 250,000 shares of restricted common stock, each at par value of $0.01 per share, to Ms. Hui Eng Ling for initial working capital of $2,500.

From March 30, 2020 to March 31, 2020, the company issued 6,550,000 shares of restricted common stock, at a price of $0.05 per share, to 35 shareholders for $327,500 of working capital.

On December 30, 2020, the Company issued 2,012,465,400 shares of restricted common stock to Mr. Jacksaa Tan, each at par value of $0.01 per share, to redeem a debt of $20,124,654 owed to Mr. Jacksaa Tan.

On December 30, 2020, the Company issued 670,821,800 shares of restricted common stock to Ms. Hui Eng Ling, each with a par value of $0.01 per share, to redeem a debt of $6,708,218 owed to Ms. Hui Eng Ling.

On May 17, 2021, the company issued 73,000 additional shares of restricted common stock, at a price of $0.05 per share, to 16 of 35 individuals from the March 2020 sales of common stock. These individuals provided the Company $3,650 in additional working capital.

In regards to all of the above transactions we claim an exemption from registration afforded by Regulation S of the Securities Act of 1933, as amended ("Regulation S") for the above sales of the stock since the sales of the stock were made to non-U.S. persons (as defined under Rule 902 section (k)(2)(i) of Regulation S), pursuant to offshore transactions, and no directed selling efforts were made in the United States by the issuer, a distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing.

EXHIBITS TO REGISTRATION STATEMENT

Exhibit No.	Description

3.1	Certificate of Incorporation (1)
3.12	Certificate of Amendment (1)
3.2	By-laws (1)
5.1	Legal Opinion Letter (1)
10.1	Tenancy Agreement (1)
10.2	Industrial Design Agreement (1)
10.3	Patent License Agreement (1)
23.1	Consent of PCAOB Registered Auditor (1)
99.1	Sample Subscription Agreement (1)

____________________

(1)	Filed herewith.

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, at the location of Kaki Bukit District, Singapore on September 21, 2021.

Jaison Phytochem, Inc.

By: /s/ Jacksaa Tan
Name: Jacksaa Tan
Title: Chairman, President, Chief Executive Officer and Director Date: September 21, 2021

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name: Jacksaa Tan  Signature: /s/ Jacksaa Tan  Title: Chairman, President, Chief Executive Officer and Director

(Principal Executive Officer and Principal Accounting Officer)

Date: September 21, 2021

Name: Hui Eng Ling  Signature: /s/ Hui Eng Ling  Title: Secretary, Treasurer, Chief Financial Officer and Director

(Principal Financial Officer)

Date: September 21, 2021